UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Richard T. Clark	Merck & Co., Inc.
Chairman, President and Chief Executive Officer	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

March xx, 2009

Dear Stockholders:

It is my pleasure to invite you to Merck’s 2009 Annual Meeting of Stockholders, which will be held on Tuesday, April 28, 2009 at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Merck in addition to describing the business we will conduct at the meeting.

We are pleased to take advantage of the e-proxy rules of the Securities and Exchange Commission that allows companies to furnish proxy materials to stockholders via the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, on or about March xx, 2009, we began mailing to certain stockholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the Form 10-K Annual Report via the Internet and how to vote online (www.proxyvote.com). The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how to receive a paper copy of the proxy materials.

Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper or electronic copy of the proxy statement and Form 10-K Annual Report, which we began mailing on or about March xx, 2009.

We hope you will be able to attend the Annual Meeting. If you need special assistance at the meeting, please contact the Company Secretary at the address above. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

April 28, 2009

To the Stockholders:

The stockholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, April 28, 2009, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. The purposes of the meeting are to:

•	elect 15 directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009;

•	consider and act upon a proposal to amend the Restated Certificate of Incorporation to limit the size of the Board to no more than 18 directors;

•	consider and act upon a stockholder proposal concerning special shareholder meetings;

•	consider and act upon a stockholder proposal concerning an independent lead director;

•	consider and act upon a stockholder proposal concerning an advisory vote on executive compensation; and

•	transact such other business as may properly come before the meeting.

Only stockholders listed on the Company’s records at the close of business on February 27, 2009 are entitled to vote. If you received a Notice of Internet Availability of Proxy Materials and will not be requesting a printed copy of the proxy materials, please bring the Notice with you as your Admission Ticket.

By order of the Board of Directors,

CELIA A. COLBERT

Senior Vice President, Secretary and

Assistant General Counsel

March xx, 2009

(i)

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

www.merck.com

March xx, 2009

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on February 27, 2009, the record date, and are entitled to vote at the meeting.

This proxy statement and 2008 Form 10-K Annual Report (the “Proxy Material”), along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning March xx, 2009. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	Can I access the Proxy Material on the Internet instead of receiving paper copies?

A:	The Proxy Material is available on Merck’s web site at http://www.merck.com/finance/proxy/overview.html. Most stockholders can access future Proxy Materials on the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future Proxy Materials on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future Proxy Materials on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the Proxy Material.

Information About the Notice of Internet Availability of Proxy Materials

Pursuant to the e-proxy rules of the Securities and Exchange Commission, we are furnishing the Company’s proxy materials to certain stockholders of record via the Internet. Accordingly, in compliance with this e-proxy process, on or about March xx, 2009, we began mailing to certain stockholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the Form 10-K Annual Report via the Internet and how to vote online (www.proxyvote.com). If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice and on the website (www.proxyvote.com).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “stockholder of record.” The Proxy Material and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Material has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the Proxy Material in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the Proxy Material, unless we receive contrary instructions from any stockholder at that address. Merck will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Proxy Material at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to Merck Stockholder Services, WS3AB-40, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-877-602-7615. Eligible stockholders of record receiving multiple copies of the Proxy Material can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the Proxy Material or you can request householding by notifying your broker, bank or nominee.

Q:	What am I voting on?

A:    •     1.    Election of 15 directors: Dr. Thomas R. Cech, Mr. Carlos E. Represas, Mr. Leslie A. Brun, Mr. Richard T. Clark, Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. Harry R. Jacobson, Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell;

•      2.    Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009;

•       3.    A proposal to amend the Restated Certificate of Incorporation to limit the size of the Board to no more than 18 directors.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009, and FOR the proposal to amend the Restated Certificate of Incorporation to limit the size of the Board to no more than 18 directors.

You will also vote on the following stockholder proposals:

•	4. A stockholder proposal concerning special shareholder meetings;

•	5. A stockholder proposal concerning an independent lead director; and

•	6. A stockholder proposal concerning an advisory vote on executive compensation;

The Board recommends a vote AGAINST each of the stockholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:	In the election of directors, each director nominee receiving a majority of the votes cast at the Annual Meeting will be elected. This means that a director nominee will be elected to the Board only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election; for this purpose, abstentions and broker non-votes would not be counted as votes FOR or AGAINST.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, the proposal to amend the Restated Certificate of Incorporation to limit the size of the Board to no more than 18 directors and each of the stockholder proposals require the affirmative vote of a majority of the votes cast for approval. If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast on any matter to which they relate.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Common Stock that you hold as of the record date.

Q:	Do I have the right to cumulate my votes in the election of directors?

A:	Stockholders of the Company do not have the right to cumulative voting.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:	A director nominee who does not receive a majority of the votes cast with respect to his or her election will not be elected or re-elected, as applicable, as a director of the Company. However, under the New Jersey Business Corporation Act, incumbent directors who are not re-elected in an uncontested election because of a failure to receive a majority of the votes cast in favor of their re-election, will be “held over” and continue as directors of the Company until they resign or their successors are elected at the next election of directors. Under the Incumbent Director Resignation Policy (the “Policy”) of the Policies of the Board, however, an incumbent director who is not re-elected will be required to submit his or her resignation and the Committee on Corporate Governance will be responsible for evaluating whether to accept the resignation and making a recommendation to the full Board. Under the Policy, the Board will be required to act on the recommendation of the Committee on Corporate Governance no later than 90 days following certification of the stockholder vote for the stockholders’ meeting at which the incumbent director was not re-elected. The full text of the Policies of the Board can be found on the Company’s website at www.merck.com/about/corporategovernance.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2008, and the proposal to amend the Restated Certificate of Incorporation to limit the size of the Board to no more than 18 directors, and AGAINST each of the stockholder proposals on your behalf.

•

By telephone or the Internet.    The telephone and Internet voting procedures established by Merck for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a revised proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	Where can I find the results of the Annual Meeting?

A:	The Company posts the final voting results the Friday following the Annual Meeting on its website www.merck.com under Investor Relations. The Company also intends to publish the final voting results in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

Q:	Will my votes by confidential?

A:	Yes. Only the personal information necessary to enable proxy execution, such as control number or stockholder signature, is collected on the paper or online proxy cards. All stockholder proxies and ballots that identify individual stockholders are kept confidential and are not disclosed except as required by law.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name, as well as shares in the Merck Stock Investment Plan.

However, the proxy card does not include shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard LLC

Employee Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan (“Merck Frosst Plan”), and Merial 401(k) Savings Plan (“Merial Plan”). Instead, these participants will receive from plan trustees separate voting instruction cards covering these shares. If voting instructions are not received from participants in the Merck Frosst Plan, the plan trustee will vote the shares in accordance with the recommendations of the Board of Directors. If voting instructions are not received from participants in the Merial Plan, the plan trustee will vote the shares in the same proportion as it votes shares for which voting instructions are received. Trustees for the other plans will not vote shares for which no voting instructions are received from plan participants.

Q:	What constitutes a quorum?

A:	As of the record date, x,xxx,xxx,xxx shares of Merck Common Stock were issued and outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you and one guest or, if you received a Notice of Internet Availability of Proxy Materials, then your Notice will serve as your admission ticket. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to 908-735-1224. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	Are there any stockholders who own more than 5 percent of the Company’s shares?

A:	To the Company’s knowledge, no stockholder owns more than 5 percent of the Company’s shares.

Q:	When are the stockholder proposals due for the 2010 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement in accordance with the rules of the Securities and Exchange Commission (“SEC”), stockholder proposals must be submitted in writing to Celia A. Colbert, Senior Vice President, Secretary and Assistant General Counsel, WS 3A-65, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100 and received at this address by November xx, 2009.

Under provisions of our By-laws, in order for a stockholder to present a proposal or other business for consideration by our stockholders at the 2010 Annual Meeting of Stockholders, the Secretary of the Company must receive by December xx, 2009 a written notice containing the following information: (a) the name and address of the stockholder who intends to present the business at the meeting of the stockholders, a brief description of the business intended to be presented, the reasons for conducting this business at the meeting and any material interest of the stockholder in the business; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the business at that meeting and intends to appear in person or by proxy at the meeting to present the business; (c) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) with respect to the business to be presented; and (d) such other information regarding the business to be presented as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such business been presented, or intended to be presented, by the Board of Directors. This notice requirement does not apply to stockholder proposals properly submitted for inclusion in our proxy statement in accordance with the rules of the SEC and stockholder nominations of director candidates which must comply with the notice provisions of our By-laws described on page 17.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	Laurel Hill Advisory Group, LLC has been hired by the Company to assist in the distribution of Proxy Material and solicitation of votes for $15,000, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies by telephone or in-person meeting. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

Q:	How can I obtain the Company’s corporate governance information?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/corporategovernance for the following information which is available in print to any stockholder who requests it:

•	Restated Certificate of Incorporation of Merck & Co., Inc.;

•	By-Laws of Merck & Co., Inc.;

•	Policies of the Board—a statement of Merck’s corporate governance principles;

•

Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee;

•	Stockholder Communications with the Board; and

•	Merck Code of Conduct—Our Values and Standards

1. ELECTION OF DIRECTORS

Fifteen directors are to be elected by stockholders at this Annual Meeting for one-year terms expiring at the 2010 Annual Meeting of Stockholders. The Board has recommended as nominees for election, Dr. Thomas R. Cech, Mr. Carlos E. Represas, Mr. Leslie A. Brun, Mr. Richard T. Clark, Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. Harry R. Jacobson, Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell. Mr. Brun and Mr. Represas were elected to the Board effective July 22, 2008 and February 24, 2009, respectively, to serve until this Annual Meeting and to stand for election by stockholders at the meeting. Dr. Cech is a new candidate for election by stockholders at this Annual Meeting. All other candidates have previously been elected by stockholders. Dr. Johnnetta B. Cole resigned from the Board effective March 1, 2009.

Information on the nominees follows.

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Nominees for Director

Thomas R. Cech, Ph.D. Age—61 2009	President, Howard Hughes Medical Institute for more than five years; Faculty, University of Colorado since 1978 Trustee, Grinnell College; Member, U.S. National Academy of Sciences

Carlos E. Represas Age—63 2009

Chairman, Nestle´ Group Mexico (since 1983), prior to which he was Executive Vice President—Head of the Americas, Nestle´ S.A., Switzerland from 1994-2004 (nutrition, health and wellness company)

Director, Bombardier Inc. and Vitro S.A. de C.V.; Member, Latin America Business Council; Trustee, National Institute of Genomic Medicine Ministry of Health, Mexico

Leslie A. Brun Age—56 2008

Chairman and Chief Executive Officer, SARR Group, LLC (investment holding company) (since March 2006), prior to which he was Chairman Emeritus of Hamilton Lane (a leading advisory and management firm (from 2003 until March 2006)

Non-Executive Chairman of the Board, Automatic Data Processing, Inc.; Director, Broadridge Financial Solutions, Inc. and Philadelphia Media Holdings, LLC; Trustee, The Episcopal Academy and University at Buffalo Foundation, Inc.; Member, Council on Foreign Relations

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Richard T. Clark Age—62 2005

Chairman of the Board (since April 2007), President and Chief Executive Officer (since May 2005), President, Merck Manufacturing Division (June 2003-May 2005) of the Company

Director, Project HOPE and United Negro College Fund; Chairman, Pharmaceutical Research and Manufacturers of America; Trustee, Washington & Jefferson College and The Conference Board

Thomas H. Glocer Age—49 2007

Chief Executive Officer, Thomson Reuters Corporation (information and services company for businesses and professionals), prior to which he was Chief Executive Officer of Reuters Group PLC (July 2001 to April 2008)

Director, Thomson Reuters Corporation, Partnership for New York City; Member, International Business Council of the World Economic Forum, Advisory Board of the Judge Institute of Management at Cambridge University and the Columbia College Board of Visitors

Steven F. Goldstone Age—63 2007

Retired Chairman and Chief Executive Officer, RJR Nabisco, Inc.; Managing Partner, Silver Spring Group (private investment firm) for more than five years

Non-Executive Chairman, ConAgra Foods, Inc.; Director, Greenhill & Co., Inc.; Chairman, Founders Hall Foundation; Trustee, The Aldrich Contemporary Art Museum

William B. Harrison, Jr. Age—65 1999

Retired Chairman of the Board (since December 31, 2006), prior to which he was Chairman (from November 2001) and Chief Executive Officer (from November 2001 until December 2005), JPMorgan Chase & Co. (financial services)

Director, Cousins Properties Incorporated and Lincoln Center for the Performing Arts; Member, The Business Council, Board of Overseers of Memorial Sloan Kettering Cancer Center and the National September 11 Memorial Museum Foundation

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Harry R. Jacobson, M.D. Age—61 2007

Vice Chancellor, Health Affairs, Vanderbilt University for more than five years

Non-Executive Chairman, CeloNova BioSciences, Inc.; Director, HealthGate Data Corporation, Ingram Industries, Inc. and Kinetic Concepts, Inc.; Member, American Society of Clinical Investigation, Association of American Physicians, Society of Medical Administrators, and Institute of Medicine of the National Academy of Sciences

William N. Kelley, M.D. Age—69 1992

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine for more than five years

Director, Beckman Coulter, Inc., GenVec, Inc. and Polymedix, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians and American College of Rheumatology; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; Trustee, Emory University

Rochelle B. Lazarus Age—61 2004

Chairman (since January 1, 2009), prior to which she was Chairman and Chief Executive Officer (1996-2008), Ogilvy & Mather Worldwide (advertising and marketing communication company)

Director, General Electric, New York Presbyterian Hospital, American Museum of Natural History and World Wildlife Fund; Member, Board of Overseers, Columbia Business School

Thomas E. Shenk, Ph.D. Age—62 2001

Elkins Professor (since 1984) and Chairman (1996-2004), Department of Molecular Biology, Princeton University

Director, Cell Genesys, Inc. and CV Therapeutics, Inc.; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Anne M. Tatlock Age—69 2000

Retired; Chairman of the Board (from June 2000 until December 31, 2006) and Chief Executive Officer (from September 1999 until December 31, 2006), Fiduciary Trust Company International (global asset management services)

Director, Fortune Brands, Inc. and Franklin Resources, Inc.; Chairman, The Andrew W. Mellon Foundation; Fellow, American Academy of Arts and Sciences; Member, Council on Foreign Relations; Trustee, American Ballet Theatre Foundation, The Conference Board, Howard Hughes Medical Institute, The Mayo Clinic and The National September 11 Memorial & Museum Foundation

Samuel O. Thier, M.D. Age—71 1994

Professor of Medicine and Health Care Policy, Emeritus (since 2008), Professor of Medicine and Professor of Health Care Policy (1994-2007), Harvard Medical School

Director, Charles River Laboratories, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, Cornell University Weill Medical College and Brandeis University Heller School for Social Policy and Management

Wendell P. Weeks Age—49 2004

Chairman and Chief Executive Officer (since April 2007), President and Chief Executive Officer (April 2005-April 2007), President and Chief Operating Officer (April 2002-April 2005), Corning Incorporated (technology company in the telecommunications, information display and advanced materials industries)

Director, Corning Incorporated; Trustee, Lehigh University

Peter C. Wendell Age—58 2003

Managing Director, Sierra Ventures (technology-oriented venture capital firm) for more than five years; Chairman, Princeton University Investment Co. since 2002

Charter Trustee, Princeton University; Faculty, Stanford University Graduate School of Business

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. The primary mission of the Board is to represent and protect the interests of the Company’s stockholders. The Board has the legal responsibility for overseeing the affairs of the Company and for the overall performance of the Company. The Board selects and oversees senior management, who are charged by the Board with conducting the daily business of the Company.

The Board has adopted corporate governance principles (the Policies of the Board), which, in conjunction with the Company’s Restated Certificate of Incorporation, By-Laws and Board committee charters, form the governance framework for the Board and its Committees. Among the areas addressed by the Policies of the Board are Philosophy and functions of the Board, Composition of the Board including Lead Director responsibilities, Qualification of Members, Assessment of the Board, Board committee responsibilities, director transition and retirement, service on other boards, director compensation, stock ownership guidelines, Chairmanship of Meetings, Director Orientation and Continuing Education, Incumbent Director Resignation and Related Person Transactions. From time to time, the Board revises the Policies of the Board in response to changing regulatory requirements, evolving best practices, and the perspectives of our stockholders and other constituents. The Policies of the Board are available on the Company’s web site at www.merck.com/about/corporategovernance.

Board’s Role in Strategic Planning

In connection with its responsibility for overseeing the affairs of the Company, the Board of Directors has an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees (Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management sets aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its summer meeting with the Board at an extended meeting that usually occurs in the fall. This meeting is focused on corporate strategy and involves both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, the Board typically reviews the Company’s overall annual performance at a meeting in the fall and considers the following year’s operating budget and capital plan in November or December. The Board at its December meeting usually finalizes specific criteria against which the Company’s performance will be evaluated for the following year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Independence of Directors

The Policies of the Board require that a substantial majority of the members of the Board of Directors be independent members. In making independence determinations, the Board observes all criteria for independence established by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (the “NYSE”). The Board considers all relevant facts and circumstances in making an independence determination. To be considered independent, an outside director must meet the bright line independence tests established by the NYSE and the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders.

Categorical Independence Standards

As contemplated by the NYSE rules, the Board has adopted categorical standards as part of the Policies of the Board to assist it in making independence determinations. The standards as set forth in the Policies of the Board are available on the Company’s website at www.merck.com/about/corporategovernance. In accordance with the NYSE rules, independence determinations under the categorical standards will be based upon a director’s relationships with the Company during the three years preceding the determination. The categorical standards provide that the following will not be considered material relationships that would impact a director’s independence:

1.	The director is an executive officer or employee or any member of his or her immediate family is an executive officer of another organization that does business with the Company, and the annual payments to or payments received from that organization during any single fiscal year during the evaluation period are less than the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

2.	The director or any member of his or her immediate family serves as an executive officer of a charitable, educational or other non-profit organization that receives contributions from the Company or The Merck Company Foundation in a single fiscal year of less than the greater of $1 million or 2% of that organization’s annual consolidated gross revenues during its last completed fiscal year. The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.

3.	Subject to standard 11 below, the director is a director or trustee, but not an executive officer nor employee, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s external auditor) that does business with, or receives charitable contributions from, the Company.

4.	More than three years have elapsed since:

a.	the director was an employee of the Company, or

b.	an immediate family member of the director was an executive officer of the Company, or

c.	an executive officer of the Company served on the board of directors of a company that employs or employed the director, or an immediate family of the director, as an executive officer.

5.	An immediate family member is or has been employee of the Company, provided that such family member is not, and has not been for a period of at least three years, an executive officer of the Company.

6.	Subject to standard 8 below, the director does not receive more than $120,000 annually in direct compensation from the Company, other than through retainers, meeting fees, deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service) and an annual stock option grant provided as the Company’s annual compensation to all directors pursuant to the Non-Employee Directors Stock Option Plan, as amended and restated from time to time.

7.	No immediate family member of the director receives more than $120,000 per year in direct compensation from the Company.

8.	In the case of Audit Committee members, no immediate family member receives direct compensation or other fees from the Company and the Audit Committee members otherwise meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

9.	Neither the director nor his or her immediate family members serves as a paid consultant or advisor to the Company or to an executive officer of the Company.

10.	The director or any member of his or her immediate family holds less than a 10% interest in any other organization that has a relationship with the Company.

11.	With respect to the Company’s independent external auditors:

a.	The director is not a current partner nor employee of the external auditor, and

b.	No immediate family member is a current partner of the external auditor nor an employee of the external auditor who personally works on the Company’s audit, and

c.	Within the past three years, neither the director nor an immediate family member of the director was a partner or an employee of the external auditor and personally worked on the Company’s audit during that time.

The Board, through its Committee on Corporate Governance, reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Independence Determinations

In accordance with the NYSE Corporate Governance Listing Standards and the categorical standards set forth above, the Board reviewed all relationships between the Company and each director and director nominee and has determined that with the exception of Richard T. Clark, who is a Company employee, each non-management director (Leslie A. Brun, Thomas H. Glocer, Steven F. Goldstone, William B. Harrison, Jr., Harry R. Jacobson, William N. Kelley, Rochelle B. Lazarus, Carlos E. Represas, Thomas E. Shenk, Anne M. Tatlock, Samuel O. Thier, Wendell P. Weeks and Peter C. Wendell) and Thomas R. Cech, the non-management director nominee, has only immaterial relationships with the Company, and accordingly each is, independent under these standards. The Board has also determined that each member of the Audit Committee, the Committee on Corporate Governance, and the Compensation and Benefits Committee is independent within the meaning of the NYSE listing standards and rules of the Securities and Exchange Commission.

In making these determinations, the Board considered relationships that exist between the Company and other organizations the Directors serve, and that in the ordinary course of business, transactions may occur between the Company and such organizations. The Board also evaluated whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Board examined payments for information, data and content services made by the Company to Thomson Reuters Group, PLC for which Mr. Glocer is the Chief Executive Officer, payments for research-related services made by the Company to Vanderbilt University, for which Dr. Jacobson serves as an executive officer of the University in his position as Vice Chancellor, Health Affairs, and payments for advertising and marketing-related services made by the Company to Ogilvy & Mather Worldwide (“Ogilvy”), for which Ms. Lazarus serves as Chairman, and previously also served as Chief Executive Officer, as well as to WPP Group, plc, of which Ogilvy is a subsidiary. The Board reviewed the transactions with each of these organizations and determined that they were made in the ordinary course of business, the directors had no role with respect to any of the purchases made by the Company, and the aggregate amounts in each case were less than 2% of the consolidated gross revenues of the other organization and the Company. In addition, Dr. Kelley, Dr. Shenk and Dr. Thier are employed at medical institutions with which the Company engages in ordinary course of business transactions in the form of purchases and sales. The Board reviewed all transactions with each of these entities and determined that the directors had no role with respect to any of the purchases or sales made by the Company and the aggregate amounts in each case were less than 2% of the consolidated gross revenues of the other organization and the Company.

Lead Director

In April 2007, the Board appointed a Lead Director of the Board to provide independent leadership to the Board. Dr. Thier has served as Lead Director since April 2007. The responsibilities of the Lead Director, which are also included in the Policies of the Board available on the Company’s website, are to:

•	serve as the principal liaison on board-wide issues between the independent members of the Board and the Chairman of the Board;

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board;

•	call meetings of the independent members of the Board;

•	approve meeting agendas for the Board and confer with Management on the supporting material to be sent to the Board for meetings;

•	approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	serve as a liaison between the Board and stockholders on investor matters; and

•	be available for consultation and direct communication with major stockholders, as appropriate.

Related Person Transactions

Related Person Transaction Policy

The Board of Directors has adopted a written policy (the “Policy”) governing the review and approval of any transactions that Company management determines would be required to be publicly disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”).

The policy requires that related person transactions, and any material amendments or modifications to such transactions shall be subject to review, approval or ratification by the Board, or a Committee of the Board, and monitoring in accordance with the standards set forth below. The Policy is administered by the Committee on Corporate Governance and is contained in the Policies of the Board.

The following process and guidelines are followed by the Committee on Corporate Governance in determining whether to approve a related person transaction:

•

Company management is responsible for identifying transactions that are or would be related person transactions requiring review under this Policy through annual submission of and any interim update to Director and Officer questionnaires (“D&O Questionnaire”) or conflict of interest certifications, review of existing or proposed transactions with any related person, and through other disclosures to and reviews by management. Management is required to provide the Committee on Corporate Governance with all material information relevant to all related person transactions, with the exception of related person transactions that are excluded from the reporting requirements under Item 404(a), which shall not be subject to review, approval or ratification by the Committee on Corporate Governance pursuant to this policy.

•

Charitable contributions, grants or endowments by the Company to a university or other academic institution at which a related person’s only interest is as a professor of such university or other academic institution and the aggregate amount involved does not exceed 0.5% of the recipient organization’s total annual revenues shall be deemed pre-approved pursuant to this policy. Notwithstanding the foregoing, a charitable contribution, grant or endorsement shall not be deemed pre-approved where the related person has any role in the proposal or review of the contribution, grant or endowment or will specifically benefit from it personally or professionally.

•

The members of the Committee on Corporate Governance reviews the material facts of related person transactions, and the members of the Committee shall either approve or disapprove of the transactions. The Committee only approves the transaction(s) if it determines that such transaction(s) is fair and reasonable to the Company. If advance approval by the Committee is not feasible, then the related person transaction is considered and, if the Committee determines it be appropriate, ratified by the members of the Committee. If after considering the relevant facts and circumstances in connection with such transaction, the Committee determines that it cannot ratify the related person transaction, then the Committee takes such course of action as it deems appropriate under the circumstances.

•

As necessary, the Committee reviews approved or ratified related person transactions throughout the duration of the term of the transaction, but no less than annually, to ensure that such transaction remains fair and reasonable to the Company.

•

In determining whether a related person transaction is fair and reasonable to the Company, the Committee considers all relevant factors, including as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those generally available to an unaffiliated third party under the same or similar circumstances; (iv) the extent of the related person’s interest in the transaction; (v) the potential for the transaction to lead to an actual or apparent conflict of interest; and (vi) the impact on a director’s independence in the event the related person is a director or director nominee, an immediate family member of a director or director nominee, or an entity in which a director or director nominee is a partner, shareholder or executive officer.

Certain Related Person Transactions

Each director, director nominee and Executive Officer of Merck annually completes and submits to the Company a D&O Questionnaire. The D&O Questionnaire requests, among other things, information regarding whether any director, director nominee, Executive Officer or their immediate family members had an interest in any transaction, or proposed transaction, with Merck, or has a relationship with a company which had or proposes to enter into such a transaction.

After review of the D&O Questionnaires by the Office of the Secretary, the responses are collected, summarized and distributed to responsible areas within the Company to identify any potential transactions. All relevant relationships and any transactions, along with payables and receivables, are compiled for each person and affiliation. Management submits a report of the affiliations, relationships, transactions and appropriate supplemental information to the Board’s Committee on Corporate Governance, which is comprised of independent directors, for its review.

Upon review by the Committee of Corporate Governance of the report of related person transactions, no transactions concerning the Company’s directors, director nominees or executive officers or immediate family members of these individuals require disclosure under Item 404(a).

Board Committees

The Board of Directors has six standing committees: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee. In addition, the Board from time to time establishes special purpose committees.

Members of the individual standing committees, as of February 1, 2009, are named below:

Audit	Corporate Governance	Compensation and Benefits	Finance	Public Policy and Social Responsibility	Research
L. A. Brun	J. B. Cole	T. H. Glocer	J. B. Cole	J. B. Cole (*)	H. R. Jacobson
S. F. Goldstone	T. H. Glocer	S. F. Goldstone	W. B. Harrison, Jr. (*)	H. R. Jacobson	W. N. Kelley (*)
T. E. Shenk	W. B. Harrison	W. B. Harrison, Jr.	R. B. Lazarus	R. B. Lazarus	T. E. Shenk
W. P. Weeks	W. N. Kelley	W. N. Kelley	A. M. Tatlock	T. E. Shenk	S. O. Thier
P. C. Wendell (*)	A. M. Tatlock	A. M. Tatlock (*)	W. P. Weeks	S. O. Thier	P. C. Wendell
	S. O. Thier (*)	P. C. Wendell
W. P. Weeks

(*)	Chairperson

The Audit Committee, which is comprised of independent directors, is governed by a Board-approved charter that contains, among other things, the Audit Committee’s membership requirements and responsibilities. The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It maintains direct responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 66 of this proxy statement and the approval of the annual internal audit plan as executed by the Internal Audit organization. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under “Stockholder Communications with the Board” on page 20 of this proxy statement. The Audit Committee’s Report is included on page 66 of this proxy statement and the Audit Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

Financial Expert on Audit Committee:    The Board has determined that Mr. Peter C. Wendell, who currently is the Managing Director of Sierra Ventures, is the Audit Committee financial expert. The Board made a qualitative assessment of Mr. Wendell’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer of Sierra Ventures.

The Committee on Corporate Governance, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee on Corporate Governance assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation.

The Committee on Corporate Governance also acts as a screening and nominating committee for candidates considered for nomination by the Board for election of directors. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee on Corporate Governance evaluates prospective nominees identified on its own initiative as well as candidates referred or recommended to it by Board members, management, stockholders or search companies. The Committee on Corporate Governance uses the same criteria for evaluating candidates recommended by stockholders in accordance with the procedures outlined below as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a proposed or recommended candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of proposed or recommended candidates occurs on the basis of materials submitted by or on behalf of the proposed or recommended candidate. If a proposed or recommended candidate continues to be of interest to the Committee on Corporate Governance, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews. As explained on page 3, the Committee on Corporate Governance also oversees the Board’s Incumbent Director Resignation Policy.

In addition to being able to recommend candidates for nomination by the Board, stockholders may themselves nominate a candidate or candidates for election as directors. For a stockholder to nominate a candidate or candidates for election as a director at the 2010 Annual Meeting, the stockholder must deliver to the Secretary of the Company by December xx, 2009 a written notice of the stockholder’s intention to nominate the candidate or candidates. As set forth in the Company’s By-Laws, the notice of nomination must contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Committee on Corporate Governance for election by stockholders at this Annual Meeting.

All nominees for election at this Annual Meeting were previously elected by stockholders, except for Mr. Brun, Dr. Cech and Mr. Represas.

The Committee on Corporate Governance Charter, the Company’s By-Laws and the Policies of the Board, which are the Company’s corporate governance guidelines, are available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests them.

The Compensation and Benefits Committee, which is comprised of independent directors, in general

•

Establishes and maintains a competitive, fair and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company and to attract necessary additions to the staff with appropriate qualifications;

•	Discharges the Board’s responsibilities for compensating the Company’s executives;

•	Oversees

•	competence and qualifications of senior management of the Company,

•	senior management succession,

•	soundness of the organization structure, and

•	other related matters necessary to insure the effective management of the business; and

•	Reviews the Compensation Discussion and Analysis (“CD&A”) for inclusion in the Company’s proxy statement.

More specifically, the Compensation and Benefits Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, and non-equity and equity incentive plan compensation—of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total direct compensation. The details of the processes and procedures involved are described in the CD&A beginning on page 22 for the executive’s total direct compensation.

The independent members of the full Board ultimately make the final decisions regarding the CEO’s total direct compensation.

The Compensation and Benefits Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

The Compensation and Benefits Committee Report is included on page 40 of this proxy statement.

Role of Compensation Consultants.    The Compensation and Benefits Committee retains the services of a compensation consultant to serve as an objective third-party advisor on the reasonableness of compensation levels and on the appropriateness of the compensation program structure in supporting Merck’s business strategy and human resource objectives. In 2008, the Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultant. Cook’s role is to advise on the reasonableness of compensation levels in comparison with those of other similarly situated companies, and on the appropriateness of the compensation program structure in supporting Merck’s business strategy and human resources objectives.

Cook’s work is performed directly on behalf of the Committee, working in cooperation with management, to assist the Committee with executing its executive compensation-related responsibilities. Cook will do no work for Merck management without the Committee’s knowledge and prior written approval other than occasional non-material assistance to the human resource staff related to Cook’s duties to the Committee. Cook will provide no other services to the Company. During 2008 and prior to selecting its compensation consultant, the Committee directed Merck to participate in a Cook compensation survey at a cost of $3,400.

In future years, if the Committee’s compensation consultant provides significant services to the Company that could reasonably be seen to affect the compensation consultant’s independence, the Company plans to disclose in its proxy materials:

•	The nature of those services, and

•	Fees paid for such services.

During 2008, Cook assisted the Committee by:

•	Reviewing the Company’s competitive market data (peer group data and survey data) with respect to the CEO’s and senior executives’ compensation;

•	Reviewing and providing input on the Company’s considerations for its long-term incentive program design; and

•	Providing information on executive compensation trends, as requested.

Prior to Cook, the Committee retained Mercer Human Resource Consulting (“Mercer”) as its compensation consultant. Mercer provided assistance in evaluating the Company’s executive compensation program and policies, and, where appropriate, assisted with the redesign and enhancement of elements of the program. The Committee regularly included Mercer in its Executive Sessions without Company management in order to ensure that there is no actual or perceived conflict of interest. During 2008, Mercer assisted by providing input on the Company’s pay recommendations for the Company’s Chief Executive Officer.

Also, in 2008, the Company’s Human Resources department retained Towers Perrin to provide various services including some pertaining to executive compensation. These services included assistance with the design of compensation and incentive programs for Merck’s Human Resources department’s consideration. Towers Perrin had no direct role with the Compensation and Benefits Committee’s deliberations or decisions.

The Finance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary. The Finance Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

The Committee on Public Policy and Social Responsibility, which is comprised of independent directors, advises the Board of Directors and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect the Company’s business; reviews the positions and strategies that the Company pursues to influence public policy; monitors and evaluates the Company’s corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact the Company’s stockholders, customers, employees and communities in which it operates. The Committee on Public Policy and Social Responsibility Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

The Research Committee, which is comprised of independent directors, assists the Board in its oversight of matters pertaining to the Company’s strategies and operations for the research and development of pharmaceutical products and vaccines. The Research Committee identifies areas and activities that are critical to the success of the Company’s drug and vaccine discovery, development and licensing efforts, as well as evaluates the effectiveness of the Company’s drug and vaccine discovery, development and licensing strategies and operations. The Research Committee also keeps the Board apprised of this evaluation process and findings and makes appropriate recommendations to the President of Merck Research Laboratories and to the Board on modifications of strategies and operations. The Research Committee Charter is available on the Company’s website www.merck.com/about/corporategovernance and in print to any stockholder who requests it.

Compensation Committee Interlocks and Insider Participation

Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. William N. Kelley, Ms. Anne M. Tatlock and Mr. Peter C. Wendell served on the Compensation and Benefits Committee during 2008. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2008.

Board and Board Committee Meetings

In 2008, the Board of Directors met 12 times. Board committees met as follows during 2008: Audit Committee, six times; Committee on Corporate Governance, seven times; Compensation and Benefits Committee, eight times; Finance Committee, twice; Committee on Public Policy and Social Responsibility, three times; and the Research Committee, 15 times. All Directors attended at least 75 percent of the meetings of the Board and of the committees on which they served, with an average attendance of 95 percent.

Under the Policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings and annual stockholder meetings. All of the Company’s 13 directors, who then comprised the Board, attended the 2008 Annual Meeting of Stockholders.

Non-management directors met in xx executive sessions in 2008. Dr. Thier, Lead Director of the Board, presided over the executive sessions.

Stockholder Communications with the Board

Merck will forward all communications from security holders and interested parties to the full Board, to the Lead Director, to non-management directors, to an individual director or to the chairperson of the Board Committee that is most closely related to the subject matter of the communication, except for the following types of communications:

•	communications that advocate that the Company engage in illegal activity;

•	communications that, under community standards, contain offensive or abusive content;

•	communications that have no relevance to the business or operations of the Company; and

•	mass mailings, solicitations and advertisements.

The Corporate Secretary, in consultation with the General Counsel, will determine when a communication is not to be forwarded.

The Company’s acceptance and forwarding of communications to the directors does not imply that the directors owe or assume any fiduciary duties to persons submitting the communications.

Stockholders and interested parties who wish to do so may communicate directly with the Board, or specified individual directors, by writing to the following address: Board of Directors, Merck & Co., Inc., P.O. Box 1150, Whitehouse Station, NJ 08889. Further information on communications to the Board can be found on the Company’s website at www.merck.com/about/corporategovernance.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct—Our Values and Standards, which is also available on the Company’s website noted above.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each director of the Company; (b) each executive officer of the Company named in the Summary Compensation Table; and (c) all directors and executive officers as a group. To the Company’s knowledge, no person or group owns more than 5 percent of the outstanding shares of Merck Common Stock. Unless otherwise noted, the information is stated as of December 31, 2008 and the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Company Common Stock				Phantom Stock Units (b)
	Shares Owned (a)		Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class
Richard T. Clark	73,694		1,154,611	*	7,309
Leslie A. Brun	100		0	*	1,332
Johnnetta B. Cole	460		41,373	*	13,386
Thomas H. Glocer	5,100		0	*	4,821
Steven F. Goldstone	1,000		0	*	5,628
William B. Harrison, Jr.	1,400		36,100	*	20,762
Harry R. Jacobson	3,829		0	*	1,794
William N. Kelley	3,561		41,373	*	44,614
Rochelle B. Lazarus	4,000	(c)	9,998	*	14,157
Thomas E. Shenk	1,000		30,823	*	7,284
Anne M. Tatlock	1,078	(c)	36,098	*	23,578
Samuel O. Thier	20		41,373	*	32,081
Wendell P. Weeks	200	(c)	14,998	*	15,766
Peter C. Wendell	2,500		14,998	*	17,655
Peter N. Kellogg	0		55,800	*	0
Peter S. Kim	65,274		820,821	*	17,721
Kenneth C. Frazier	80,177		747,666	*	0
Bruce N. Kuhlik	12,323		69,886	*	0
All Directors and Executive Officers as a Group	380,995		4,768,786	*	249,795

(a)	Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan for the accounts of individuals as follows: Mr. Clark—2,944 shares, Mr. Kellogg—0 shares, Dr. Kim—910 shares, Mr. Frazier—2,141 shares, Mr. Kuhlik—0 shares, and all directors and executive officers as a group—26,964 shares.

Does not include restricted stock units denominated in Merck Common Stock under the 2007 Incentive Stock Plan as follows: Mr. Clark—166,500 shares, Mr. Kellogg—91,700 shares, Dr. Kim—109,700 shares, Mr. Frazier—66,400 shares, Mr. Kuhlik—44,815 shares, and all directors and executive officers as a group—738,365 shares.

(b)	Represents phantom shares denominated in Merck Common Stock under the Plan for Deferred Payment of Directors’ Compensation or the Merck & Co., Inc. Deferral Program.

(c)	Includes shares of Common Stock in which the beneficial owners share voting and/or investment power as follows: 1,700 shares held by Ms. Lazarus’ spouse and 300 shares held in a custodial account for Ms. Lazarus’ minor child; 678 shares held by Ms. Tatlock’s spouse; and 100 shares held in a custodial account for Mr. Weeks’ minor child.

(d)	Does not include shares of Common Stock held by family members in which beneficial ownership is disclaimed by the individuals as follows: all directors and executive officers as a group—7,180 shares.

*	Less than 1 percent of the Company’s outstanding shares of Common Stock.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation for the Merck executive officers identified in the Summary Compensation Table (“Named Executive Officers”). As more fully described on page 17, the Compensation and Benefits Committee of the Board (the “Committee”) makes all decisions for the total direct compensation—that is, the base salary, annual cash, and long term incentive awards—of the Company’s executive officers, including the Named Executive Officers. The Committee’s recommendations for the total direct compensation of the Company’s Chief Executive Officer are subject to approval of the Board of Directors. The Committee also has oversight responsibility of indirect compensation policies and programs, such as long-term incentive programs.

The day-to-day design and administration of pension, savings, health, welfare, and paid time-off plans and policies applicable to salaried, U.S.-based employees in general are handled by teams of Company Human Resources, Shared Services, Finance, and Legal Department employees. The Committee (or Board) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Merck’s Business Environment

Merck is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company also devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines, but also help deliver them to the people who need them most.

Our Mission.    Merck’s mission is to provide society with superior products and services by developing innovations and solutions that improve the quality of life and satisfy customer needs, to provide employees with meaningful work and advancement opportunities, and to provide investors with a superior rate of return.

Our Values.    Our business is preserving and improving human life. All of our actions must be measured by our success in achieving this goal. We value, above all, our ability to serve everyone who can benefit from the appropriate use of our products and services, thereby providing lasting consumer satisfaction.

We are committed to the highest standards of ethics and integrity. We are responsible to our customers, to Merck employees and their families, to the environments we inhabit, to our shareholders, and to the societies we serve worldwide. In discharging our responsibilities, we continuously strive to exhibit professional and ethical standards beyond reproach in all that we do. We are dedicated to the highest level of scientific excellence and commit our research to improving human and animal health and the quality of life. We strive to identify the most critical needs of consumers and customers, and we devote our resources to meeting those needs. Our ability to meet our responsibilities depends on maintaining a financial position that allows for investment in leading-edge research and that makes possible effective delivery of research results. We recognize that the ability to excel—to most competitively meet society’s and customers’ needs—depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees, and we value these qualities most highly. To this end, we strive to create an environment of mutual respect, encouragement and teamwork—an environment that rewards commitment and performance and is responsive to the needs of our employees and their families.

Compensation Program Objectives and Strategy

Objectives

Merck’s compensation and benefits programs are driven by Merck’s business environment and are designed to enable us to achieve our mission and adhere to Company values. The programs’ objectives are to:

•	Reflect and maintain Merck’s position as an industry leader in the development of innovative medicines;

•	Attract, engage, and retain a workforce that helps us achieve immediate and future success;

•	Motivate and inspire employee behavior that fosters a high-performing culture through a lean and flexible business model;

•	Support a shared, one-Company mindset of performance and accountability to deliver on business objectives; and

•	Align the interests of our senior executives with those of our shareholders to ensure prudent short-term actions that will benefit the long-term value of the Company.

All of Merck’s compensation and benefits for its Named Executive Officers described below have as a primary purpose the Company’s need to attract, retain, and motivate highly talented individuals to lead the Company in achieving its mission while upholding our values in a highly competitive marketplace.

Strategy

Considering Merck’s mission of being a leader in discovering and bringing to market proven, innovative medicines that address unmet medical needs, it is critical to hire, engage and retain the best talent and thought leaders globally in the academic and pharmaceutical industry to leverage diverse experiences and cutting-edge thinking. Each compensation component has a specific purpose in meeting the Company’s program objectives described above.

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Base salary and benefits are designed to provide our executives with fixed compensation and basic protections necessary to ensure a reasonable standard of living relative to that offered by competing organizations. This component serves to attract and retain high-quality executives over time and mitigates pressure that might otherwise exist to support high-risk business strategies.

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Annual cash awards under the stockholder-approved Executive Incentive Plan (“EIP”) are designed to focus employees on the objectives identified in the Company Scorecard for a particular year, and the individual objectives set at the start of the year in connection with their Personal Performance Grids (“PPGs”) to ensure shared and personal performance accountability. Shown as Non Equity Incentive Plan Compensation in the Summary Compensation Table on page 41, we designed awards to motivate executives to break down business unit silos, increase collaboration and teamwork, and achieve financial and non-financial performance objectives that are key to the Company’s annual strategic plan and inherent in ensuring the best outcome for Merck.

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Long-Term Incentives—stock options, performance share units (“PSUs”) and restricted stock units (“RSUs”)—are granted under the stockholder-approved Incentive Stock Plan (“ISP”). These awards balance the shorter term outlook of achieving objectives motivated through the EIP with the broader focus on achieving long-term success, as reflected in increases to the Company’s stock price, growth in its earnings per share, and achievement of other critical performance goals over a period of several years. In doing so, long-term incentive awards and the EIP ensure that executives appropriately consider the risk inherent in short-term decisions with regard to the future performance of the Company, and vice versa. In addition, long-term incentives provide our executives with a competitive compensation opportunity relative to companies with which we compete for human and financial capital, which supports the Company’s attraction and retention objectives. They also link realized pay to changes in shareholder value, which fosters alignment between the economic interests of both management and shareholders.

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Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. The Separation Benefits Plan described below on page 37 helps to attract leaders in the marketplace by mitigating the risk they assume as they join a new Company that is undergoing significant change. It is also intended to provide benefits to ease an employee’s transition from an unexpected employment termination by the Company due to ongoing changes in the Company’s employment needs. The Change in Control Separation Benefits Plan encourages employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes, and to motivate management to act in the best interests of the Company with regard to possible merger and acquisition transactions.

Individual executive officer compensation levels and opportunities are compared to a peer group of large pharmaceutical companies that participate in a pharmaceutical industry compensation survey. The survey is conducted by Towers Perrin HR Services, an independent consulting firm, and is monitored by a third-party antitrust counsel. In 2008, in addition to Merck, the participating companies included: Abbott Laboratories, Amgen, Astra Zeneca, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Hoffman-LaRoche, Johnson & Johnson, Novartis, Pfizer, Sanofi-Aventis, Schering-Plough, and Wyeth (collectively, the “Peer Companies”). In general, our overarching strategy is to position Merck executive compensation as follows:

•	Base salaries are targeted at the 50th percentile (median) compared to the Peer Companies

•	Total cash compensation—that is, base salary plus annual cash awards—is highly leveraged, varies with performance, and is targeted at the 50th percentile

•	Total direct compensation—total cash plus annual Long Term Incentive grants, but excluding Leader Share or other special long-term grants—is targeted at the 50th percentile

Compensation for individual executives may be positioned above or below the 50th percentile based on scope of responsibility versus the Peer Companies, market availability of top proven talent, and/or the critical need to ensure the employee remains with the Company.

Due to the focus on variable incentives, there is a distinct difference between the target compensation levels referenced above and actual realized pay, which varies based on the degree to which the Company attains the performance goals underlying the EIP and long-term incentive awards as well as changes in shareholder value.

Summary of Actions Regarding Annual CEO Compensation Decisions

The following table summarizes the compensation decisions made by the Board for the Company’s CEO in February 2009 and February 2008. It is presented in this CD&A to show that while the Summary Compensation Table indicates that Mr. Clark’s total earnings in 2008 are higher than his total earnings in 2007, the total direct compensation approved in February 2009 is lower than that which was approved in February 2008.

The amounts indicated in the table below reflect Mr. Clark’s total direct compensation—base salary, EIP, and long-term incentive awards—for each compensation planning cycle. They represent the Board’s February 2009 and February 2008 annual compensation decisions, which were made after reviewing the CEO’s and the Company’s prior-year performance as well as considering potential future contributions to the Company. The values are not reflected directly in the Summary Compensation Table as a result of the reporting requirements under SEC rules; however, they provide insight into how the Committee positioned the total value of the CEO’s direct compensation from year to year.

Compensation Approval Date	Base Salary (3) (A)	EIP (B)	Total Cash Compensation (A+B)	Grant Date Value of Annual Long- Term Incentive (C)		Total Direct Compensation (A+B+C)
Feb 2009 (1)	$1,800,000	$2,244,510	$4,044,510	$10,117,656	(4)	$14,162,166
Feb 2008 (2)	$1,800,000	$4,311,059	$6,111,059	$12,979,575	(5)	$19,090,634

(1)	Base salary effective March 1, 2009; EIP awarded for 2008 performance year; estimate of the grant date value of long-term incentive expected to be awarded in or around April 2009.

(2)	Base salary effective March 1, 2008; EIP awarded for 2007 performance year; grant date value of long-term incentive awarded on February 29, 2008.

(3)	Refers to the base salary approved in February 2009 and February 2008—not the total amount earned in a given year.

(4)	The grant is a 50%/20%/30% mix of stock options, RSUs, and PSUs. Options converted to RSUs and PSUs on a 4:1 basis. The amount shown is calculated as if options, RSUs and PSUs were granted on February 24, 2009, using $28.53 (the closing price on February 24, 2009) as the grant date share price and the Black-Scholes accounting option value. The 2009 award is expected to be granted in or around April 2009 and the actual Black-Scholes value will be determined on the grant date. The number of options and RSUs will be reduced to the extent necessary to ensure that the grant date value will not exceed the value shown. Note that the actual realized value, if any, of the long-term incentive awards depends on changes in stock price that occur after grant, and in the case of performance shares, whether the underlying performance goals are achieved.

(5)	The February 2008 award was granted on February 29, 2008, when the closing price of Merck stock was $44.30.

As shown above, the total direct compensation approved for Mr. Clark in February 2009 is 26% less than what was approved in February 2008. Further explanation of the actions taken by the Board in awarding this compensation are discussed elsewhere in this CD&A. Note that this supplemental information is not intended to be a substitute for the information provided in the Summary Compensation Table required by the SEC’s disclosure rules.

The Elements and Design of Merck’s Compensation Program

Base Salary

Executive officer base salaries reflect job responsibilities and individual contributions, with reference to base salary levels of executives at the Peer Companies. Base salaries are included in determining an employee’s retirement benefits (as more fully described on page 49) and are the only element of compensation used in determining the amount of contributions permitted under the Company’s Employee Savings and Security Plan (the “401(k) Plan”).

CEO

Effective March 1, 2008, the Committee recommended and the Board (other than Mr. Clark) reviewed and approved an increase in Mr. Clark’s base salary from $1,700,004 to $1,800,000. This increase positioned Mr. Clark’s base salary at approximately the 50th percentile of CEO’s at the Peer Companies. The Committee recommended and the Board approved that Mr. Clark’s base pay remain unchanged for 2009. The factors considered in reaching this decision were Mr. Clark’s request that he receive no base pay increase for 2009, in light of the challenging business environment and the resulting difficult but necessary decisions taken by the Company, and the competitive positioning of Mr. Clark’s salary.

Other Named Executive Officers

The Committee determines base salaries for executive officers, including the Named Executive Officers, each year based on the following factors:

•	Recommendations from the CEO, which reflect his evaluation of individual performance and expected future contributions;

•	Review of survey data to ensure competitive compensation against the external market generally defined as the Peer Companies; and

•	Comparison of the base salaries of the executive officers who report directly to the CEO to ensure internal equity.

In early 2008, as part of the annual total compensation management process applicable to all Merck salaried employees throughout the world, Mr. Clark recommended, and the Committee reviewed and approved, base salary increases ranging from 4% to 6% for the Named Executive Officers.

Base salaries paid to executive officers are not considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). Therefore, for federal income tax purposes, a corporate deduction is allowed for covered employees—generally, the Named Executive Officers from year to year but excluding the Chief Financial Officer—to the extent base salary plus other compensation subject to Section 162(m) does not exceed $1 million. If the executive defers the excess into the Merck & Co., Inc. Deferral Program, the Company can generally deduct the amount when the income becomes taxable to the executive, assuming that the executive is no longer subject to the Section 162(m) deduction limit at such time.

Annual Cash Awards

Annual cash awards are generally targeted to deliver total cash compensation (i.e., salary plus annual cash awards) consistent with the median of market practice, as referenced primarily against the target cash compensation of executives at the Peer Companies. The actual amount of total cash compensation may vary from target based on performance against objectives, which includes Company-wide and individual goals that are set at the start of each fiscal year.

Target annual cash awards for Named Executive Officers (along with other employees) vary based on a number of factors, including market practices as indicated by the Peer Company survey data, as well as skill set, experience, and importance of each executive to the Company. Target awards are set so that the level of at-risk compensation varies directly with each executive’s degree of responsibility, fostering a culture of accountability and ensuring that realized pay varies based on the degree to which goals set by the Board and Committee are achieved.

Mr. Clark’s target award opportunity is set at 150% of his annual salary, and target award opportunities for the other Named Executive Officer’s ranges between 95% and 105%. The Committee annually reviews officer compensation levels to ensure internal equity as well as appropriate positioning to our Peer Companies. Although these reviews occur annually, targets within an employee band are adjusted (up or down) only if a sustained disparity to market or internal practice exists. In February 2008, after an in-depth analysis of peer companies, the Committee recommended and the Board (other than Mr. Clark) reviewed and approved an increase in Mr. Clark’s target cash award from 140% to 150% to better align with market practice. No changes to target award opportunities were made for the other Named Executive Officers.

Cash Award Methodology

The EIP is a shareholder-approved plan that is administered by the Committee. It is designed to provide cash awards to employees who are subject to Section 16 of the Securities Exchange Act of 1934. Compensation paid under this plan is treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Payments are based on an objective formula defined in the plan. The Committee can use its discretion to reduce the awards payable under this formula for executive officers.

The methodology used by the Committee for determining annual cash awards for executive officers is the same as that which is used for other senior management employees. There are two award components with specific weightings:

•	70% of the award is determined by Company performance as reflected by the Company Scorecard. The Company component will range between 50% and 200% of target.

•	30% of the Award is determined by individual performance as reflected by PPGs—personal performance and development objectives. The individual performance will range from 0% to 200% of target.

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The sum of the above is then adjusted higher or lower based on the individual’s performance relative to the Merck Leadership Standards (“MLS”). This leadership multiplier ranges from 60% to 130% based on the executive’s demonstration of courage, collaboration, customer focus and championing change. These four leadership standards were highlighted in the annual cash awards because the Committee believes that these leadership behaviors are critical to ensuring the Company’s transformation to a high-performing organization.

No annual cash award will be paid to an individual if Company or individual performance is below minimum performance expectations as determined by the Committee. This methodology is intended to reinforce consistency and uniformity of performance standards across the global organization at all levels, create a better line of sight between results and rewards, and underscore the importance of leadership in driving the Company’s transformation to a high-performing organization.

Company Scorecard

As approved by the Board, the Company Scorecard for 2008 contained 19 specific measures and associated targets aligned with the Company’s strategy. Achieving the target performance for all measures would yield a score of 100 points. Consistent with the Company’s Strategy Map, which is focused on reclaiming our leadership in the discovery, development, and commercialization of innovative medicines and vaccines, there were four sections in the 2008 Company Scorecard:

•	Financial outcomes, which refers to maximizing shareholder value by growing revenue, optimizing the Company’s cost structure, and growing earnings.

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Customer outcomes, which refers to becoming an industry leader in delivering value to customers by focusing on a new commercial model as well as delivering products that address unmet medical needs and improve patient outcomes.

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Internal Business Driver outcomes, which refers to delivering innovative and differentiated products by maximizing pipeline value, as well as creating a lean and flexible business model by streamlining processes and costs throughout the Company.

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People and Culture outcomes, which refers to creating a high-performance organization by fostering a high-performing culture, leveraging employee and supplier diversity, and building and retaining the talent to win.

The Company Scorecard is calibrated so that results will range between 50% and 200% of target award opportunity, commensurate with performance. The stretch (200%) and threshold (50%) goals are set to ensure the Company’s financial performance achieved in each scenario will cover the cost of the cash awards. However, the Committee has the discretion to determine that no annual cash awards will be made to any employees, including the Named Executive Officers, if it determines, on a qualitative basis, that overall performance on the Company Scorecard is too low. Moreover, the Company Scorecard achievements are always assessed based on whether the Company achieved the Scorecard results extraordinarily well, or poorly, considering (1) sales and marketing compliance as determined by outcomes of regulatory review and inspections, such as those of the Food and Drug Administration, and (2) progress on health and safety outcomes as determined by other regulatory and environmental matters. These factors are all deeply embedded in the day-to-day culture of the Company.

For 2008, the Company received a final score of 75.9, as reflected in the following table:

Category	Target Points	Earned Points
Financial Outcomes (1)	45	39.8
Customer Outcomes	15	12.0
Internal Business Drivers	30	14.5
People & Culture	10	9.6

Total	100	75.9

(1)	Financial Outcomes measures are focused on (1) revenue due to the importance of ensuring top-line growth with equal weight on performance compared to the Leading Healthcare Companies (“LHCs”) and the Company’s internal plan as approved by the Board; (2) normalized EPS, which, per Generally Accepted Accounting Principles, is earnings per share excluding extraordinary items due to the importance of ensuring an appropriate return to shareholders with equal weight on performance compared to the LHCs and the Company’s internal plan as approved by the Board; and (3) cash flow to reflect the importance of ensuring that adequate cash is available to fund such things as Research & Development investments, licensing opportunities and the Company dividend.

The Committee did not make any fundamental changes to the process or Company Scorecard for 2009.

CEO—Objectives and Performance

The maximum award payable to Mr. Clark for 2008 performance, as determined under the formula approved by shareholders in the EIP, was $19.5 million. Mr. Clark’s actual award, as indicated below and in the Summary Compensation Table on page 41, was adjusted down from the maximum by the Board. His actual award is based on (a) his target award opportunity of 150% of salary, (b) achievement of the Company Scorecard objectives (70% weight) and his PPG objectives (30% weight), and (c) an assessment of his performance against the Merck Leadership Standards. Mr. Clark’s target award opportunity and PPG objectives were both established at the beginning of 2008 by the Board.

The PPG objectives are based on Leadership and Personal Development, and include objectives related to strategic planning, executive succession planning and talent development, and customer initiatives. Based on the Board’s evaluation of Mr. Clark’s performance relative to the PPG objectives and the Leadership Standards, the Board (other than Mr. Clark) determined that Mr. Clark achieved 100% of his PPG, and no additional bonus was provided based on the leadership modifier of 100%.

Based on the Company result of 75.9% and an evaluation of Mr. Clark’s individual performance as discussed above, the Board (other than Mr. Clark) determined Mr. Clark’s actual bonus to be $2,244,510 or 83% of target. This level of EIP payout, which is 48% lower than Mr. Clark’s EIP award for 2007, reflects the Company’s financial and strategic performance during 2008, recognizes Mr. Clark’s contributions and leadership in challenging times, and is generally consistent with the actual EIP awards as a percent of target provided to other officers.

Other Named Executive Officers—Objectives and Performance

A similar process was employed by the Committee with respect to the remaining Named Executive Officers, each of whom is rated on between five and 16 different measures, which varied by area of influence within the Company. Some of the material metrics included:

•	Leadership Assessment and Implementation;

•	Finance and Strategy;

•	Contribution to Merck’s Plan to Win;

•	Regulatory Approvals and Submissions; and

•	Oversight of Joint Ventures.

For 2008, named executive officers received below target annual cash bonuses, which reflect the Company’s overall performance for the year.

Mr. Kellogg’s award reflects his personal leadership in driving Finance’s above-target performance against its scorecard measures, including implementing an efficient and flexible organization model, building a high- performance team, and effectively managing operating expenses. Mr. Kellogg also provided leadership and full support for the COMET SAP implementation work plan, including the successful pilot in Puerto Rico.

Dr. Kim’s award is based on Merck Research Laboratories’ below-target performance against its division scorecard measures. Despite overall division performance, Dr. Kim continued to make progress in creating a leaner, more efficient organization, including decreasing cycle time and increasing productivity in late stage clinical development. Additionally, Merck BioVentures was integrated into the business to optimize and further advance the Company’s GlycoFi technology investment.

Mr. Frazier’s award reflects Global Human Health’s overall below-target performance against its division scorecard measures in a particularly challenging environment. Though results overall were below target, under Mr. Frazier’s strong leadership, a number of key markets around the world substantially exceeded their performance targets. He also played a key role in advancing the Company’s new commercial model in the United States and around the world.

Mr. Kuhlik’s award is based on above-target performance by the divisions he leads. It also recognizes his contributions in continuing Merck’s successful litigation strategy, establishing high-performing Global Communications and Public Policy functions, strong performance in obtaining and maintaining patent and marketing exclusivity, legal support of licensing and acquisition opportunities, and managing operating expenses.

The table below shows the 2008 annual cash awards calculated by the methodology described above.

		Targets		Actuals
Named Executive Officer	Annual Base Salary (as of 12/31/08) $	Target Annual Cash Award %	Target Annual Cash Award $	Co. $	Indiv. & MLS Adj. $ (1)	Total $
R. Clark	1,800,000	150%	2,700,000	1,434,510	810,000	2,244,510
P. Kellogg	881,928	95%	837,832	445,140	276,484	721,624
P. Kim	1,040,004	105%	1,092,004	580,182	294,841	875,023
K. Frazier	1,019,208	105%	1,070,168	568,580	417,575	986,155
B. Kuhlik	689,004	95%	654,554	347,764	216,003	563,767

(1)	This amount includes an MLS adjustment for Mr. Frazier.

The Company intends that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m), provided that other compensation objectives are met. The Company believes annual cash awards paid to executive officers under the stockholder-approved EIP generally are deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Annual cash awards are included in determining an employee’s retirement benefits in the year earned, regardless of whether they are paid immediately or deferred into the Deferral Program (as more fully described under Nonqualified Deferred Compensation beginning on page 53).

Long-Term Incentives

Long-term incentive (“LTI”) grants to executive officers are based on job responsibilities and potential for individual contributions, with reference to the levels of total direct compensation (total cash compensation plus the value of LTI) of executives at the Peer Companies. As with the determination of base salaries and annual cash awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies. While LTI grants are made with reference to total direct compensation of executives at the Peer Companies, they are not intended to achieve a precise percentile in any given year. Rather, the Committee generally compares LTI grants for Company senior officers, including the Named Executive Officers, to their peers outside of the Company based on the Committee’s view of what is required to attract, retain, and motivate our top executives over the long term.

The Company provides non-qualified stock options, performance share units (“PSUs”) and/or restricted stock units (“RSUs”) to certain employees, including the Named Executive Officers. This combination of stock- based incentives is intended to support important strategic, financial, and human resource objectives by (1) aligning the interests of management with shareholders—tying the value realized to changes in share price, (2) enhancing retention of key talent, and (3) encouraging management to achieve multi-year strategic and financial objectives.

All three LTI vehicles support these three objectives, but the degree to which they do so varies depending on a variety of factors, many of which are outside the Company’s control (e.g., financial market volatility and other economic factors).

•	Stock options most directly support the shareholder alignment objective because their ultimate payout is zero in the absence of appreciation in the Company stock price.

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RSUs most directly support the talent retention objective because they retain value even during periods when the stock price may fall or Company performance slips. This characteristic is especially important over the short-term, when there may be a disconnect between changes in share price and operating performance as a result of general volatility in financial markets and other factors outside management’s control.

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PSUs most strongly support the objective of linking realized pay to achievement of critical financial objectives because the earned award varies based on both the number of shares earned—which fluctuates based on results versus a predetermined performance schedule—as well as changes in share price.

Together, these vehicles operate to ensure that the Company’s long-term incentive program remains durable and supportive of its objectives over a multi-year period. The program serves to encourage executives to manage the business in the shareholders’ best interests over the long term, to adjust business strategy to emerging challenges, and to carefully assess the implications associated with the degree of risk that various initiatives and investment opportunities pose.

To provide financial flexibility for executives, which increases the perceived value of the overall program, and to support the objectives set forth above, the Company allows executives to choose how they will receive 30% of their annual LTI grants. The Named Executive Officers—other than the CEO—were offered a choice between (a) 70% stock options/30% PSUs or (b) 40% stock options/30% RSUs/30% PSUs with a 4-for-1 “exchange ratio” between options and share units. Mr. Clark’s LTI mix for 2008, determined by the Committee and approved by the Board, was 50% stock options/20% RSUs/30% PSUs. This mix was chosen both to reduce emphasis on RSUs as well as to increase the performance-based exposure of these incentives to 80% (i.e., 50% stock options and 30% PSUs).

Long Term Incentive Guidelines

Each executive level has a unique target grant, with the most senior executives who have a greater impact on the Company having higher target grants and less senior executives having lower targets (as shown below). In determining how much of the target grant will actually be made, the Committee and, in the case of Mr. Clark, the full Board of Directors (other than Mr. Clark) exercises discretion after considering criteria primarily related to market data, as well as other factors, including the executives’ future potential contributions, sustained performance, degree of importance to the Company, tenure and experience in the role, and skill set relative to industry peers and other Company executives of comparable level. LTI grants have no effect on the amount of an employee’s retirement or other benefits. The Named Executive Officer target annual LTI levels and actual grants in 2008 (excluding Leader Share grants of RSUs described below) are shown in the following table:

	Annual LTI Grant
NEO	Target			Actual
	Shares (1)		Value (2)	Shares (1)	Value (2)
Mr. Clark	1,230,000	(3)	$13,219,425	1,230,000	$13,219,425
Mr. Kellogg	156,000		$1,686,828	156,000	$1,686,828
Dr. Kim	240,000		$2,595,120	288,000	$3,114,144
Mr. Frazier	240,000	(4)	$2,595,120	360,000	$3,892,680
Mr. Kuhlik	156,000		$1,686,828	156,000	$1,686,828

(1)	Denominated in stock option equivalents.

(2)	The value of both the target and actual LTI grants were calculated based on an assumption that the Named Executive Officers (excluding Mr. Clark) chose a 40%/30%/30% mix of stock options, RSUs, and PSUs, respectively. Mr. Clark received a 50%/20%/30% mix of Stock Options, RSUs, and PSUs, respectively. The stock option values were calculated using a Black-Scholes value of $10.42 per share, and the RSU and PSU values were calculated using the closing price on the grant date, February 29, 2008, which was $44.30.

(3)	After reviewing information concerning Mr. Clark’s compensation relative to market data for CEOs of peer pharmaceutical companies, the Board of Directors (other than Mr. Clark) approved an annual target LTI grant of 1,230,000 in February 2008.

(4)	Mr. Frazier’s LTI target was increased from 156,000 to 240,000 in July 2007 for the 2008 grant.

In February 2009, the Committee recommended, and the Board (other than Mr. Clark) approved, Mr. Clark’s long-term incentive award to be 1,465,000 stock option equivalents or such lesser number based on a grant date value of no more than $10,177,656 (as described on page 25, footnote 4). The number of shares of his award as of the approval date of February 24, 2009, is 19% above Mr. Clark’s target award of 1,230,000 stock option equivalents. The value of the award, however, is 22% lower on a grant date value basis than the long-term incentive award granted to Mr. Clark in February 2008.

Stock Options

Stock options enable executives to share in the financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of a stock option grant is set at the fair market value on the grant date. Under the stockholder-approved Incentive Stock Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options (except to avoid loss of participant value in the case of a stock split or other similar event). The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price.

Because a financial gain from stock options is only possible after the price of Merck common stock has increased, the Company believes grants encourage executives and other employees to focus on behaviors and initiatives that should lead to a sustained long-term increase in the price of Merck common stock, which benefits all Merck stockholders.

Subject to its terms, stock options currently awarded as part of the Company’s annual long-term incentive grant process vest in equal installments on the first, second, and third anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date. The vesting schedule has been in place since 2002.

•	No Backdating or Spring Loading

Merck does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Merck’s options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is the closing price of a share of Merck common stock on the grant date. In certain countries, a higher, but not lower, grant price may be used to satisfy provisions of local applicable law. All grants to executive officers require the approval of the Committee.

Until February 24, 2009, the Company’s general practice was to grant options only on the annual grant date and on a specified date each quarter; however, there were occasions when grants were made on other dates to support strategic priorities, such as attraction or retention of a key executive. Such option grants were contingent upon a determination by the Company’s General Counsel that the Company was not in possession of material undisclosed information. Effective for grants made after February 24, 2009, the Company will instead generally grant options and RSUs four times a year, in each case on the third business day following announcement of the Company’s quarterly earnings. These dates were chosen to ensure that grants are made shortly after Merck has released information about its financial performance and the streamlined procedure will reduce administrative burdens for Company personnel. However, the Committee reserves the right to change the time when grants are made, in view of its responsibility to take into account all facts and circumstances so as to ensure that grants are consistent with our compensation philosophy and objectives.

Company Stock Units

Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”) grants provide for the payout of shares of Merck Common Stock, generally in three years, if the recipient has met certain continued performance and/or service requirements.

•	PSUs

Executives are granted a target award opportunity at the beginning of a multi-year performance cycle that is denominated in phantom shares of Merck stock. The number of shares that is ultimately earned varies based on the Company’s performance against a pre-set objective or set of objectives. The performance period for all PSUs granted through December 31, 2008, is three years. No dividends or dividend equivalents are paid during or after the award period. Through 2008, the Company made five PSU annual grants—in 2004, 2005, 2006, 2007, and 2008.

For grants made prior to 2008, payouts generally depend on earnings per share growth relative to other LHCs over the three-year performance period. For grants made in 2008, the Committee revised the EPS performance metric to

•	Support the Company’s Plan to Win 2010 deliverables;

•	Depend on measures that executives can influence;

•	Link directly to measurable performance; and

•	Provide a reasonable probability of target payout along with challenging stretch targets to ensure the program is credible and has perceived value.

Starting with 2008 grants, PSU awards are made under a four-step process that spans the three-year performance cycle:

Step 1:	Early in the first year, the Committee will award eligible executives grants of PSUs. One third of the award is a target annual tranche.

Step 2:	Early each year of the performance cycle, the Committee will set EPS goals by adopting a schedule relating EPS minimum, target, and stretch goals (and interim points) applicable to that annual tranche. The schedule will relate a 50% payout accumulation of the annual tranche for minimum EPS achievement, 100% for target, and 200% for attaining the stretch goals.

Step 3:	After the end of the third year, the results of the three annual tranches as determined in Step 2 will be aggregated to determine a preliminary award.

Step 4:	For grants made in 2008 and 2009, the result from Step 3 will then be increased or decreased depending on the five-year EPS compound annual growth rate (“EPS CAGR”) between 2005 and 2010 based on the Company’s Plan to Win deliverables. The modification of the Step 3 preliminary award will range from an overall decrease of 20% or increase of 20% for achievement of 0% (or less) EPS CAGR or 20% (or more) EPS CAGR, respectively. For grants made after 2009, the Committee intends to increase or decrease the result from Step 3 by 20% based on the Company’s three-year total shareholder return ranking (difference in share price plus dividends, if any) as compared to other LHCs as in effect at that time.

The table below shows the payout schedule described in Step 2 for the first year of the grant made in 2008. Interim points of EPS achievement between stretch, target and minimum goals are interpolated.

	Stretch Goal	Target	Minimum
EPS:	$3.50 or more	$3.33	$3.25
Payout:	200%	100%	50%

The Committee may adopt different performance measures for PSU grants from time to time, as it deems appropriate at the time of each grant. Additional information regarding PSUs is provided under Grants of Plan-Based Awards beginning on page 43 and Outstanding Equity Awards beginning on page 45.

Payouts, if any, of all PSUs granted in 2008 to executive officers under the stockholder-approved Incentive Stock Plan are expected to be fully deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

•	RSUs

As part of the 2008 annual LTI grant process, executives (other than the CEO) and certain other management employees could elect to receive one RSU in lieu of receiving four options for 30% of their annual grant (if any). The election is made before the amount of any person’s LTI grant is determined. Subject to their terms, these RSUs vest on the third anniversary of the grant date. Dividend equivalents are paid on RSUs.

The Company also grants RSUs to employees under special circumstances outside of the annual Long Term Incentive process. Grants under the Leader Shares program are made from time to time to a very limited employee population in connection with talent management and retention objectives, giving particular attention to employees’ leadership potential and potential future contributions in achieving critical business goals and objectives.

RSUs and dividend equivalents generally do not qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, and so may not be deductible to the extent that when they vest (or are paid in the case of dividend equivalents), their value when aggregated with a Named Executive Officer’s other aggregate compensation subject to Section 162(m) exceeds $1 million, and the executive does not defer the excess under the Merck & Co., Inc. Deferral Program.

LTI Scheduled Grant Date

Grants were made to the Named Executive Officers as part of an annual process that encompasses planning for all eligible Company employees globally, though not all receive grants. In 2008—and consistent with the process in place for every year since 2000—annual grants of options described in the Summary Compensation Table were made by the Committee to the Named Executive Officers as of the first Friday following the Board’s meeting on the last Tuesday in February. Beginning in 2009, stock option and RSU grants will be made to Company employees on the third business day after the Company’s release of quarterly earnings.

Stock Ownership Guidelines

The Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, the Company maintains a formal stock ownership policy, under which the CEO and other senior executives are expected to acquire and hold Merck Common Stock in an amount representing a multiple of base salary. Until the designated multiple of base salary is reached, executives are expected to retain in Merck stock a percentage of the after-tax net proceeds associated with stock option exercises and/or PSU and RSU payouts.

The following table illustrates the expected ownership level or retention percentages applicable to the CEO and other Named Executive Officers:

Level	Base Salary Multiple	Retention %
CEO	10 times annual base salary	70%
Other Named Executive Officers	5 times annual base salary	60%

Shares held directly by the executive or the executive’s spouse, as well as those shares that are in a family trust or partnership, a dividend reinvestment plan, a deferral account, or a 401(k) account, all count toward satisfaction of the ownership guidelines.

The table below lists the holdings (as a multiple of base salary) for the Named Executive Officers using base salary as of December 31, 2008, and a share price of $42.06, which is the average of the high and low closing prices of Merck common stock for 2008. It is noted that officers have had little opportunity to accumulate shares through stock option exercises and PSU/RSU payouts in recent years, which has hindered Messrs. Clark, Kellogg, and Kuhlik from reaching their target multiples. Mr. Clark’s base salary and target multiple increased significantly due to his appointment to CEO in 2005. Messrs. Kellogg and Kuhlik have had relatively short tenures with the Company and so have not accumulated substantial Merck stock, although they do hold unvested RSUs that are not counted toward the multiple. The Company anticipates that the actual multiples should increase for these officers in future years.

NEO	Actual Base Salary Multiple
Mr. Clark	1.9
Mr. Kellogg	0.0
Dr. Kim	3.4
Mr. Frazier	3.3
Mr. Kuhlik	0.8

Derivatives Trading

The Company grants stock-based incentives in order to align the interests of Merck’s employees with those of its stockholders. Accordingly, the Company strongly discourages executive officers from buying or selling derivative securities related to Merck common stock—such as puts or calls on Merck Common stock—since such securities may diminish the alignment that the Company is trying to foster. Company-issued options are not transferable during the executive’s life, other than certain gifts to family members (or trusts, partnerships, etc. that benefit family members). PSUs and RSUs are not transferable prior to death under any circumstances.

Return of Incentive Compensation by an Executive

For performance year 2007 and thereafter, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, the Board will

•	Review the annual bonus compensation received by executives with respect to the performance period that occurred during the restatement period;

•	Recalculate the Company’s results for any performance period with respect to PSUs that included a performance period that occurred during the restatement period; and

•	Seek reimbursement from the executive(s) whose fraud or willful misconduct was a cause of the restatement of that portion of

•	the annual bonus that was based on the erroneous financial results and received by the executive within 18 months of the restatement; and

•	the payout of the PSU that was based on the erroneous financial results and received by the executive within 18 months of the restatement.

For these policies, “executives” means executive officers as defined under the Securities Exchange Act of 1934, as amended, and includes the Named Executive Officers.

The Audit Committee of the Board will determine whether a financial restatement is significant and will make an initial determination of the cause of the restatement. If the Audit Committee determines that fraud or willful misconduct may have been a factor causing the restatement, the Audit Committee will appoint an independent investigator whose decision will be final and binding to determine if an executive’s fraud or willful misconduct was a cause of the restatement. These policies do not apply to restatements that the Audit Committee determines are

•	Required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard; or

•	Caused by the Company’s decision to change its accounting practice as permitted under GAAP.

For years before 2007, the Board will apply the above policies to the extent permitted by applicable law.

Benefits

As salaried, U.S.-based employees, the Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement. Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce.

Merck’s qualified 401(k) Plan allows highly compensated employees, including the Named Executive Officers, to contribute up to 25% of their base salary, up to the limits imposed by the Internal Revenue Code—$245,000 for 2009—on a pre- or after-tax basis. The Company provides a 75% match on the first 6% of employee contributions, which vests immediately. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Company stock fund. The

401(k) Plan is designed to provide for distributions in a lump sum or up to ten installments after termination of service. However, loans—and in-service distributions under certain circumstances, such as a hardship, attainment of age 59 1/2, or a disability—are permitted. Named Executive Officers and other senior level executives also may defer annual cash awards, base salary, PSUs, and RSUs into the Merck Deferral Program described under Nonqualified Deferred Compensation beginning on page 53. All amounts in the Deferral Program represent employee contributions and earnings—the Company does not make its own contributions, such as matching or profit sharing amounts.

The pension plans are more fully described under Retirement Plan Benefits beginning on page 49. The Supplemental Retirement Plan (“SRP”) provides benefits that would be provided under the Retirement Plan for the Salaried Employees of Merck & Co., Inc. (the “Qualified Retirement Plan”) but for the limits imposed on similar plans by the Internal Revenue Code. In addition, the SRP—rather than the Qualified Retirement Plan—includes in Final Average Compensation (one of the factors for the amount of benefit) compensation that is deferred into the Merck Deferral Program. The SRP provides a $50,000 minimum benefit to certain employees subject to mandatory retirement, but no Named Executive Officer is expected to benefit from that minimum. The only other difference between the Qualified Plan and the SRP is that additional credited service was provided for certain employees subject to mandatory retirement, a feature which was deleted for future accruals, effective in 1995. Mr. Frazier is the only Named Executive Officer who might benefit from this legacy provision.

Perquisites

Merck’s Named Executive Officers, along with other senior management employees, are provided a limited number of perquisites whose primary purpose is to satisfy the Company’s desire to minimize distractions from the executives’ attention to important Merck initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees. Amounts payable as perquisites are not included in determining an employee’s retirement benefits (as more fully described under Retirement Plan Benefits beginning on page 49).

The Company provides the following, all of which are quantified in the Summary Compensation Table on page 41.

•

Reimbursement for financial counseling and tax preparation. The value is taxable to executives, and is limited to $12,500 for the first year of participation and $10,000 per year thereafter. This perquisite is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning. It supports Company objectives by helping to ensure that executives understand the compensation plans in which they participate and are not unnecessarily distracted from Company responsibilities to attend to personal financial issues.

•

Limited personal use of Company aircraft if approved by the Chief Executive Officer. The Company believes that this benefit provides better security for executives and allows executives to devote additional time to Merck business.

•	An executive’s spouse may accompany the executive, in which case the spouse’s personal use of the aircraft is considered a personal benefit to the executive.

•	When Company aircraft is used, the amount of personal use is based on the aggregate incremental per-hour cost to the Company based on the flight time flown from origination to destination.

•	When an aircraft is leased, the charge reflects the cost to charter the aircraft.

•	This benefit generally is taxable to the executives.

•	Limited personal use of Company limousine services. The Company believes that this benefit provides better security and allows executives to devote additional time to Merck business.

•	An executive’s spouse may accompany an executive, in which case the spouse’s personal use is considered a personal benefit to the executive.

•	The value is based on either

•	The recipient’s cost if equivalent assets were used independent of the Company; or

•	An allocation based on the value of the car, the value of the gasoline used, and the value of the chauffeur’s time.

•	This benefit generally is taxable to the executives.

•

Reimbursement for security alarm monitoring systems for selected executives, including Mr. Clark, Mr. Frazier, and Dr. Kim. Providing this benefit allows the Company to ensure that its executives have appropriate safety measures. This benefit generally is taxable to the executives other than the CEO.

In addition, Mr. Kellogg will be reimbursed, in accordance with Merck’s Relocation Policy, certain reasonable expenses associated with his relocation to corporate headquarters upon joining the Company. Mr. Kellogg has been reimbursed through December 31, 2008, for expenses related to temporary lodging, relocation allowance and tax gross-up.

The Company does not provide the Named Executive Officers with other perquisites such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. The Company does not provide loans to executive officers. It does provide other employees with relocation loans in certain circumstances.

Separation, Change in Control and Other Arrangements

The Named Executive Officers are eligible for the benefits and payments if employment terminates in a Separation or if there is a Change in Control, as described under Potential Payments on Termination or Change in Control beginning on page 54, or under some circumstances pursuant to individual agreements described beginning on page 57. All fit into Merck’s overall compensation structure by enhancing the Company’s ability to attract, retain, and motivate the highly talented individuals to lead the Company in achieving its mission while upholding our values in a highly competitive marketplace.

•

The Separation Benefits Plan also provides benefits to ease an employee’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs.

•	The Change in Control Separation Benefits Plan encourages employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

•

Individually designed agreements fill in gaps for individual issues that are recognized by the Company in attracting, retaining, or eliminating employees who face special circumstances, and generally are represented by counsel.

The primary focus of all of the foregoing is generally on termination of employment. As such, their value arises in the context of an imminent termination of employment. They do not generally enhance an employee’s current income, and therefore are independent of the direct compensation decisions made by the Committee from year to year.

Separation Benefits

The Separation Benefits Program covers regular full- and part-time non-unionized U.S. employees whose employment is terminated by the Company due to reorganization or reduction in workforce (i.e., a “Separation”).

Until 2006, the plan had covered all employee levels except the most senior executive level of the Company (including all Named Executive Officers). In 2006, the Company extended its Separation Benefits Program to those senior executives on the terms previously provided to certain other high-level management employees. The extension was intended to facilitate extensive reorganization efforts Merck is undertaking to ensure that it has the right personnel to guide it in the competitive marketplace in which it operates.

The Separation Benefits Program provides severance payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because the Company considers a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. The Company benefits by requiring a general release from separated employees. In addition, the Company may request non-compete and non-solicitation provisions in connection with individual separation agreements. Severance payments are not included in determining an employee’s retirement benefits (as more fully described under Retirement Plan Benefits beginning on page 49).

The Company considers it likely that it will take more time for higher-level employees to find new employment, and therefore senior management employees generally are paid severance for a longer period than other employees. The Separation Benefits Program also provides a pro-rata amount measured by current target annual AIP or EIP award—a change from the pre-2009 plan, which used a pro-rata portion of the previous actual annual AIP or EIP award—to recognize the separated employee’s efforts undertaken during the time he or she was employed by the Company. For separations occurring after 2008, the program provides that amounts paid to the Named Executive Officers are within the Company’s discretion. The program also provides different levels of protection from a pension and health and welfare benefit perspective, taking into account a person’s age and service and also whether or not he or she is then eligible to retire. Additional payments may be permitted in some circumstances as a result of negotiations with executives, especially where the Company desires particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms. See Individual Agreements under the Potential Payments on Termination or Change in Control beginning on page 54 for additional information.

Change in Control

The Board adopted the Change in Control Separation Benefits Plan in 2004. The Board adopted the plan as part of its ongoing, periodic review of the Company’s compensation and benefits programs and in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control program protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through:

•	Incentives to remain with company despite uncertainties while a transaction is under consideration or pending;

•	Assurance of severance and benefits for terminated employees; and

•	Access to equity components of total compensation after a change in control.

Merck stock options, RSUs. and PSUs generally vest upon a change in control, either in whole or in part (as fully described under Change in Control beginning on page 58). The remainder of benefits generally requires a change in control, followed by a termination of an executive’s employment.

The Company was guided by three principles in adopting the so-called “single” trigger treatment for equity vehicles and in determining the amount of the benefits on a Change in Control:

•

Be consistent with market practice among pharmaceutical peers (in 2004, at the time of plan adoption, these peers were Astra-Zeneca, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Johnson & Johnson, Novartis, Pfizer, Roche Holding AG, Schering-Plough and Wyeth).

•	All but one of the Peer Companies had change in control protection and all provide for single trigger equity vesting.

•

Treatment of salary plus target bonus amounts, continued benefits for a three year period, and enhanced supplemental retirement benefits described above were all consistent with all but one of the pharmaceutical peers and general industry (based on 350 large U.S. companies), for a company’s most senior executives. Lower multiples apply to less senior executives who are not discussed in the Summary Compensation Table.

•	Keep employees relatively whole for a reasonable period but avoid creating a “windfall.”

•	Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

•

Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

•

The Company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

•	Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

•

Limiting the amount of the multiple and benefits for employees who would mandatorily retire at age 65 was consistent with market practice for companies that have such policies, and avoids providing a windfall to the employees. Similarly, medical, dental and life insurance benefits are reduced by benefits obtained from a subsequent employer to prevent a windfall to employees.

•	Support the compelling business need to retain key employees during uncertain times.

•

A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package.

•	A double trigger on equity provides no certainty of what will happen when the transaction closes.

Each of the Change in Control plan benefits are intended to work together as a retention device during change in control discussions, especially for more senior executives, in a marketplace where similar benefits are common. As shown under Change in Control beginning on page 58, the Company will provide gross-ups for the Named Executive Officers from any excise taxes due under Section 4999 of the Code, but not for the payment of ordinary income taxes on the promised benefit. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company determined that Section 4999 gross-up payments are appropriate for the Company’s most senior level executives.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee, comprised of independent directors, reviewed and discussed the above CD&A with the Company’s management. Based on the review and discussions, the Compensation and Benefits Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Compensation and Benefits Committee

Anne M. Tatlock (Chairperson)

Thomas H. Glocer	William N. Kelley
Steven F. Goldstone	Peter C. Wendell
William B. Harrison, Jr.

The following table summarizes the total compensation that was paid or accrued for the Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (h)).

Summary Compensation Table

Name and Principal Position(a)	Year (b)		Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Non-Equity Incentive Plan Compensa- tion ($) (g)(5)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (h)(6)	All Other Compensa- tion ($) (i)(7,10)	Total ($) (j)
Richard T. Clark,	2008		$1,783,334	$-0-	$1,599,744	$6,452,556	$2,244,510	$7,752,617	$73,669	$19,906,430
Chairman, President and Chief Executive Officer	2007		1,616,670	-0-	5,846,754	2,946,722	4,311,059	4,860,602	80,963	19,662,770
	2006		1,183,334	-0-	2,359,616	2,425,584	1,800,000	2,257,670	57,206	10,083,410

Peter N. Kellogg,	2008		873,608	-0-	1,322,333	666,413	721,624	144,502	90,600	3,819,080
Executive Vice President and Chief Financial Officer	2007		319,539	150,000	191,633	80,967	442,420	-0-	42,690	1,227,249
	2006	(9)	—	—	—	—	—	—	—	—

Peter S. Kim, Ph.D.,	2008		1,033,338	-0-	1,024,469	922,804	875,023	279,673	87,515	4,222,822
Executive Vice President and President, Merck Research Laboratories	2007		922,560	-0-	3,016,933	641,709	1,395,554	253,899	34,142	6,264,797
	2006		821,334	-0-	1,697,749	860,070	900,000	147,507	112,202	4,538,862

Kenneth C. Frazier,	2008		1,012,674	-0-	743,682	2,012,531	986,155	666,911	127,885	5,549,838
Executive Vice President and President, Global Human Health	2007		876,335	-0-	1,882,165	753,133	1,627,150	521,319	33,351	5,693,453
	2006	(9)	—	—	—	—	—	—	—	—

Bruce N. Kuhlik,	2008		682,504	-0-	702,808	516,420	563,767	135,002	22,740	2,623,241
Executive Vice President and General Counsel	2007	(8)	—	—	—	—	—	—	—	—
	2006	(9)	—	—	—	—	—	—	—	—

(1)	Amounts shown are actual base salary earnings and are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the Deferral Program.

(2)	Cash award paid to Mr. Kellogg reflects his new hire sign-on bonus. Amounts paid under the Company’s Executive Incentive Plan are reported under the “Non-Equity Incentive Plan Compensation” column.

(3)	Represents the compensation costs of RSUs and PSUs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2008 (the “10-K”) for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for RSUs and PSUs is spread over the number of months of service required for the grant to become non-forfeitable. For retirement eligible grantees (Mr. Clark) the entire amount is expensed in the year of grant. In addition, ratable amounts expensed for grants that were granted in prior years are included—that is, amounts in respect of grants made in 2005, 2006 and 2007. There can be no assurance that the FAS 123R amounts will ever be realized.

(4)

Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. For retirement eligible grantees the entire amount is expensed in the year of grant. In addition, ratable amounts expensed for grants that were granted in prior years are included—that is, amounts in respect of grants made in 2005, 2006 and 2007. There can be no assurance that the FAS 123R amounts will ever be realized.

(5)	Represents amounts paid under the Company’s Executive Incentive Plan. Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of awards into the Merck Deferral Program.

(6)	Amounts shown are solely an estimate of the increase in actuarial present value of the Named Executive Officer’s age 62 accrued benefit under the Company’s retirement plans. Assumptions are further described under Retirement Plan Benefits on page 49. No amount is payable from the plans before a participant attains age 55 (except in the case of a disability retirement). There can be no assurance that the amounts shown will ever be realized by the Named Executive Officers.

The accrued benefit is based on the average of compensation earned during the last five years. In Mr. Clark’s case, the average as of 12/31/08 increased 58% over the previous year’s average as a result of the inclusion of the 2008 compensation of $6,094,393. This amount replaced the 2003 compensation of $873,338 (as a division president), which was included in the average as of 12/31/07. As Mr. Clark’s service has attained the 35 year limit, the entire increase in his accrued benefit is attributable to the increase in the final average compensation.

The “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column also reports the amount of above market earnings on compensation that is deferred outside of tax-qualified plans such as the 401(k) Plan. No amount is reported because above market rates are not possible under the Deferral Program, the only such plan at Merck.

(7)	See the All Other Compensation chart below for amounts, which include perquisites and Company match on employee contributions to the Employee Savings and Security Plan, the Company’s 401(k) plan.

(8)	Was not a Named Executive Officer during 2007.

(9)	Was not a Named Executive Officer during 2006.

(10)	“All Other Compensation” data reported in the 2008 and 2007 proxy statements included dividend equivalents paid on RSU’s, which have been excluded this year based on updated guidance.

All Other Compensation

NEO	Year		Financial & Tax Counseling	Aircraft	Commut -ing	Security Alarm Monitoring System	Relo- cation Expenses		Forgiven Interest on Loan	Forgiven Loan	Accrued Severance	Savings Plan Company Match	TOTAL
R. T. Clark	2008		$0	$30,867	$26,404	$6,048	$0		$0	0	$0	$10,350	$73,669
	2007		0	1,128	18,686	51,024	0		0	0	0	10,125	80,963
	2006		0	30,878	16,055	373	0		0	0	0	9,900	57,206
P. N. Kellogg	2008		0	421	0	0	79,829	(3)	0	0	0	10,350	90,600
	2007		0	0	0	0	42,690	(4)	0	0	0	0	42,690
	2006	(2)	—	—	—	—	—		—	—	—	—	—
P. S. Kim	2008		10,000	764	13,710	52,691	0		0	0	0	10,350	87,515
	2007		10,000	3,262	10,755	0	0		0	0	0	10,125	34,142
	2006		10,000	12,490	2,812	0	0		2,000	75,000	0	9,900	112,202
K. C. Frazier	2008		10,250	7,495	30,821	68,969	0		0	0	0	10,350	127,885
	2007		10,000	694	12,532	0	0		0	0	0	10,125	33,351
	2006	(2)	—	—	—	—	—		—	—	—	—	—
B. N. Kuhlik	2008		10,000	2,390	0	0	0		0	0	0	10,350	22,740
	2007	(1)
	2006	(2)

(1)	Was not a Named Executive Officer in 2007.

(2)	Was not a Named Executive Officer in 2006.

(3)	Amount includes expenses related to temporary lodging ($33,161), relocation allowance ($29,026) and tax gross-up ($17,642).

(4)	Amount includes expenses related to temporary lodging ($15,898), relocation allowance ($15,500) and tax gross-up ($11,292).

The following table provides information on stock options, restricted stock units and performance share units granted in 2008 to each of the Company’s Named Executive Officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount of these awards that were expensed in 2008 is shown in the Summary Compensation Table on page 41.

Grants of Plan-Based Awards

for Fiscal Year Ended

December 31, 2008

Name (a)	Grant Date (b)	Board approval date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (d)		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#) (h)		All Other Option Awards: Number of Securities Under- lying Options (#) (i)		Exercise or Base Price of Option Awards ($/Sh) (j)		Grant Date Fair Value of Stock and Option Awards ($) (k)
					Threshold (#) (e)		Target (#) (f)		Maximum (#) (g)
Richard T. Clark	2/29/08	2/26/08			46,125	(1)	92,250	(1)	184,500	(1)							$4,086,675	(1)
	2/29/08	2/26/08									61,500	(2)					2,724,450	(2)
	2/29/08	2/26/08											615,000	(3)	$44.30	(3)	6,408,300	(3)
			$2,700,000	(4)
Peter N. Kellogg	2/29/08	2/26/08			5,850	(1)	11,700	(1)	23,400	(1)							518,310	(1)
	2/29/08	2/26/08									11,700	(2)					518,310	(2)
	2/29/08	2/26/08											62,400	(3)	44.30	(3)	650,208	(3)
			837,832	(4)
Peter S. Kim	2/29/08	2/26/08			10,800	(1)	21,600	(1)	43,200	(1)							956,880	(1)
	2/29/08	2/26/08									21,600	(2)					956,880	(2)
	2/29/08	2/26/08											115,200	(3)	44.30	(3)	1,200,384	(3)
			1,092,004	(4)
Kenneth C. Frazier	2/29/08	2/26/08			13,500	(1)	27,000	(1)	54,000	(1)							1,196,100	(1)
	2/29/08	2/26/08											252,000	(3)	44.30	(3)	2,625,840	(3)
			1,070,168	(4)
Bruce N. Kuhlik	2/29/08	2/26/08			5,850	(1)	11,700	(1)	23,400	(1)							518,310	(1)
	2/29/08	2/26/08									11,700	(2)					518,310	(2)
	2/29/08	2/26/08									6,000	(5)					265,800	(5)
	2/29/08	2/26/08											62,400	(3)	44.30	(3)	650,208	(3)
			654,554	(4)

(1)

Performance Share Units are phantom shares of Merck Common Stock that vest over time in an amount depending on performance criteria. The Committee annually establishes earnings per share goals relating to minimum, target and stretch goals (and interim points) applicable to each of three annual tranches which comprise the PSU award. Column (e) is 50% of the entire award, and applies to minimum EPS achievement; Column (f) equals 100%; and Column (g) is the maximum of 200% representing the stretch goal. After the end of the three year award period, the results of the three annual tranches will be aggregated to determine a preliminary award, which is then increased or decreased depending on the five-year EPS compound annual growth rate (“EPS CAGR”) between 2005 and 2010 based on the Company’s Plan to Win deliverables. The modification of the preliminary award will range from an overall decrease of 20% or increase of 20% for achievement of 0% (or less) EPS CAGR or 20% (or more) EPS CAGR. This final calculation is not reflected in the table. Further details of the PSU grants are described beginning on page 32. Change in control protections are described under Change in Control beginning on page 38. Column (k) shows the grant date FAS 123R value for the PSUs. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values.

PSUs held by a retirement-eligible participant (Mr. Clark) are forfeited if retirement occurs within six months of grant, but otherwise a pro-rata portion—based on the number of completed months of service during the award period—will be payable at the same time as active grantees are paid. If a grantee dies, a pro-rata portion of Target is payable to the estate soon after the grantee dies. If a grantee’s employment is terminated by the Company due to elimination of the grantee’s job, or the sale of his or her subsidiary, division or joint venture (a “Separation”), a pro-rata portion of the grant is distributable at the same time as active grantees, and the remainder is forfeited. If a grantee’s employment is terminated due to gross misconduct, the entire award is forfeited.

All PSUs have a grant date per-PSU FAS 123R value of $44.30. There can be no assurance that any amount will be paid in respect of PSUs.

(2)	Restricted stock units are phantom shares of Merck Common Stock that vest and are payable as shares of Merck Common Stock after the Restricted Period—i.e. between grant and the third anniversary of their grant (or a change in control of the Company, if earlier). Dividend equivalents are paid during the Restricted Period.

RSUs held by a retirement-eligible participant are forfeited if retirement occurs within six months of grant, but otherwise will be payable as if employment had continued. If a grantee dies during the Restricted Period, a pro rata portion is distributed to his or her estate. If a grantee’s employment is terminated by the Company in a Separation (as described in (1) above), a pro-rata portion of the grant is distributable soon after the separation date, and the remainder is forfeited. If a grantee’s employment is terminated due to gross misconduct, the entire award is forfeited. Column (k) shows the grant date FAS 123R value for the RSUs. The per-RSU FAS 123R value was $44.30 for all RSUs See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. There can be no assurance that the value on distribution will equal the FAS 123R value.

(3)	Options allow the grantee to purchase a share of Merck Common Stock for the fair market value of a share of Merck Common Stock on the grant date. Options generally become exercisable in equal installments on the first, second and third anniversaries of the grant date. Certain executives, including those named above, may transfer options to immediate family members, family partnerships and family trusts.

Options held by retirement-eligible participants who retire continue as if employment had continued. The options of grantees who die vest in their entirety and expire on the earlier of the day before the third anniversary of death, or the original expiration date. If a grantee’s employment is terminated by the Company in a Separation (as described in (1) above), all options vest immediately and expire the day before the second anniversary of the separation date. If a grantee’s employment is terminated due to gross misconduct, the entire award is forfeited. For other employment terminations, options that are then vested expire within three months of termination and unvested options expire immediately.

The exercise price of all options granted in 2008 equals the closing price of Merck Common Stock as traded on New York Stock Exchange on the grant date.

Column (k) represents the aggregate FAS 123R values of options granted during the year. The per-option FAS 123R grant date value was $10.42 each for all options See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123R value.

(4)	Amounts represent target awards under the Executive Incentive Plan, which equal a specified percentage of base salary as in effect on December 31 of the year before payment is made.

(5)	Mr. Kuhlik received a Leader Share Grant of RSUs, the terms and FAS 123R values of which are identical to the RSUs described above in footnote (2), except that service must continue for at least a year (rather than six months) in the case of a retiree. Mr. Kuhlik is not retirement eligible.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and PSUs held by the Company’s Named Executive Officers on December 31, 2008.

Outstanding Equity Awards

at Fiscal Year Ended

December 31, 2008

Name (a)	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)
Richard T. Clark	73,849	(1)					$76.84	02/22/09
	89,674	(1)					62.09	02/21/10
	89,674	(2)					75.76	03/01/11
	105,499	(3)					58.91	02/29/12
	105,499	(3)					49.96	02/27/13
	51,250	(3)					48.24	02/26/14
	42,500	(3)					31.84	02/24/15
	125,000	(3)					34.70	05/04/15
	160,000	(3)	80,000	(3)			35.09	03/02/16
	106,666	(3)	213,334	(3)			44.19	03/01/17
			615,000	(3)*			44.30	02/28/18
									45,000	(4)	$1,368,000
									60,000	(5)	1,824,000
									61,500	(6)*	1,869,600
									24,000	(14)	729,600
									184,500	(15)*	5,608,800

Peter N. Kellogg	35,000	(12)			140,000	(12)	$57.49	11/12/17
					62,400	(3)*	44.30	02/28/18
									80,000	(13)	$2,432,000
									11,700	(6)*	355,680
									23,400	(15)*	711,360

Name (a)	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)
Peter S. Kim	131,874	(2)				$75.76	03/01/11
	137,149	(3)				58.91	02/29/12
	210,998	(3)				49.96	02/27/13
	100,000	(3)				48.24	02/26/14
	100,000	(3)				31.84	02/24/15
	64,000	(3)		32,000	(3)	35.09	03/02/16
	38,400	(3)		76,800	(3)	44.19	03/01/17
				115,200	(3)*	44.30	02/28/18
								18,000	(4)	$547,200
								32,500	(7)	988,000
								21,600	(5)*	656,640
								16,000	(9)	486,400
								21,600	(6)*	656,640
								8,640	(14)	262,656
								43,200	(15)*	1,313,280

Kenneth C. Frazier	58,024	(1)				76.84	02/22/09
	89,674	(1)				62.09	02/21/10
	89,674	(2)				75.76	03/01/11
	94,949	(3)				58.91	02/29/12
	105,499	(3)				49.96	02/27/13
	45,000	(3)				48.24	02/26/14
	42,500	(3)				31.84	02/24/15
	74,666	(3)		37,334	(3)	35.09	03/02/16
	43,680	(3)		87,360	(3)	44.19	03/01/17
	20,000	(3)		40,000	(3)	51.02	07/31/17
				252,000	(3)*	44.30	02/28/18
								27,400	(7)	$832,960
								14,000	(9)*	425,600
								25,000	(10)*	760,000
								5,616	(14)	170,726
								54,000	(15)*	1,641,600

Bruce N. Kuhlik	10,000	(3)				$32.72	05/22/15
	332	(3)		168	(3)	34.47	01/31/16
	13,920	(3)		6,960	(3)	35.09	03/02/16
	8,000	(3)		16,000	(3)	44.19	03/01/17
	16,666	(3)		33,334	(3)	51.02	07/31/17
				62,400	(3)*	44.30	02/28/18
								3,915	(4)	$119,016
								3,700	(8)	112,480
								4,500	(5)	136,800
								15,000	(10)	456,000
								11,700	(6)*	355,680
								6,000	(11)*	182,400
								1,800	(14)	54,720
								23,400	(15)*	711,360

(1)

Options granted 2/23/1999, and 2/22/2000 generally vest and become exercisable on the fifth anniversary of their grant and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant. Options granted to employees who are eligible to retire (generally, at least age 55 with at least 10 years of credited service under the Company pension plan or pursuant to Company-initiated separation when the employee is at least 49 with at least nine years of credited service) vest upon attainment of eligibility to retire, become exercisable on the fifth anniversary of their grant and expire not later than five years after the grantee’s retirement date. The following employees became eligible to retire as noted: Mr. Clark on April 1, 2001.

(2)	Options granted 3/02/2001 generally vest and become exercisable on the fifth anniversary of their grant and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant. Options also vest upon attainment of eligibility to retire, in which case they become exercisable on the fifth anniversary of their grant and expire on the date shown in column (f).

(3)	Options granted 3/01/2002, 2/28/2003, 2/27/2004, 2/25/2005, 5/5/2005, 5/23/2005, 2/1/2006, 3/3/2006, 3/2/2007, 8/1/2007 and 2/29/2008 generally vest and become exercisable in equal installments (subject to rounding) on the first, second and third anniversary of their grants, and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant. Options also vest upon attainment of eligibility to retire, in which case they become exercisable in equal installments (subject to rounding) on the first, second and third anniversary of their grants, and expire on the date shown in column (f).

(4)	Annual RSUs granted 3/03/2006 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, six months from their grant. Grants are payable on the third anniversary of their grant.

(5)	Annual RSUs granted 3/2/2007 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, six months from their grant. Grants are payable on the third anniversary of their grant.

(6)	Annual RSUs granted 2/29/2008 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, six months from their grant. Grants are payable on the third anniversary of their grant.

(7)	Leader Share RSUs granted 3/3/2006 generally vest at the earlier of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(8)	Leader Share RSUs granted 2/1/2007 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(9)	Leader Share RSUs granted 3/2/2007 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(10)	Leader Share RSUs granted 8/1/2007 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(11)	Leader Share RSUs granted 2/29/2008 generally vest on the earlier of the third anniversary of their grant or, for retirement eligible employees, the first anniversary of their grant. Grants are payable on the third anniversary of their grant.

(12)	Special option granted 11/13/2007 vests and becomes exercisable in five equal annual installments on the first, through fifth anniversaries of their grant, and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant.

(13)	Special RSUs granted 11/13/2007 vest and are payable 50% on the third anniversary of grant and 50% on the sixth anniversary of grant.

(14)	Threshold (i.e., 40 percent of target) of performance share units granted during 2007 which generally vest 12/31/2009 and will be payable after final ranking which is expected to occur before third quarter, 2010.

(15)	Maximum (i.e., 200 percent of target) of performance share units granted during 2008 which generally vest 12/31/2010 and will be payable after final ranking which is expected to occur before third quarter, 2011.

*	Shows grants made in 2008 which are also reported in the Summary Compensation Table on page 41 and in the Grants of Plan-Based Awards Table on page 43.

The table below shows the number of shares of Merck common stock acquired during 2008 upon the exercise of options.

Option Exercises and Stock Vested

for Fiscal Year Ended December 31, 2008

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Richard T. Clark	—	$—	36,000	(1)	$1,094,400	(1)
			58,583	(2)(3)	2,548,169	(2)(3)

Peter N. Kellogg	—	—	—		—

Peter S. Kim			14,400	(1)	437,760	(1)
	—	—	66,667	(2)	3,071,349	(2)

Kenneth C. Frazier			9,600	(1)	291,840	(1)
	—	—	51,083	(2)	2,353,394	(2)

Bruce N. Kuhlik			3,132	(1)	95,213	(1)
	—	—	14,500	(2)	432,375	(2)

(1)	Represents Performance Share Units granted in 2006 that vested on December 31, 2008. The numbers distributed were determined according to the relative performance of Merck’s Earnings Per Share against leading healthcare companies. The final payout equaled 80% of target; the closing price of Merck common stock on 12/31/08 was $30.40.

(2)	RSU awards granted in 2005 that vested in 2008.

(3)	Amounts include 7,083 shares at a value of $326,314 that were deferred into the Merck Deferral Program.

Equity Compensation Plan Information

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of the close of business on December 31, 2008. The table does not include information about tax qualified plans such as the Merck & Co., Inc. Employee Savings and Security Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	247,047,953	(2)	$51.57	126,830,385
Equity compensation plans not approved by security holders (3)	—		—	—
Total	247,047,953		$51.57	126,830,385

(1)	Includes options to purchase shares of Company Common Stock and other rights under the following stockholder-approved plans: the 1996 Incentive Stock Plan, the 2001 Incentive Stock Plan, the 2004 Incentive Stock Plan, the 2007 Incentive Stock Plan, the 1996 Non-Employee Directors Stock Option Plan, the 2001 Non-Employee Directors Stock Option Plan and the 2006 Non-Employee Directors Stock Option Plan.

(2)	Excludes approximately 6,292,164 shares of restricted stock units and 3,242,796 performance share units (assuming maximum payouts) under the 2004 and 2007 Incentive Stock Plans. Also excludes 268,723 shares of phantom stock deferred under the Merck & Co., Inc. Deferral Program. As of December 31, 2006, no additional shares were reserved under the Deferral Program. Beginning January 1, 2007, one-tenth of 1 percent of the outstanding shares of Merck Common Stock on the last business day of the preceding calendar year plus any shares authorized under the Deferral Program but not issued are reserved for future issuance (2,643,159 as of December 31, 2008). The actual amount of shares to be issued prospectively equals the amount participants elect to defer from payouts under the Company’s various incentive programs, such as the Executive Incentive Plan, into phantom stock, increased by the amount of dividends that would be paid on an equivalent number of shares of Merck Common Stock, divided by the market price of Merck Common Stock.

(3)	The table does not include information for equity compensation plans and options and other warrants and rights assumed by the Company in connection with mergers and acquisitions and pursuant to which there remain outstanding options or other warrants or rights (collectively, “Assumed Plans”), which include the following: Medco Containment Services, Inc. 1991 Class C Non-Qualified Stock Option Plan; SIBIA Neurosciences, Inc. 1996 Equity and Incentive Stock Option Plan; Provantage Health Services, Inc. 1999 Stock Incentive Plan; Rosetta Inpharmatics, Inc. 1997 and 2000 Employee Stock Option Plans. A total of 603,316 shares of Merck Common Stock may be purchased under the Assumed Plans, at a weighted average exercise price of $22.59. No further grants may be made under any Assumed Plans.

Retirement Plan Benefits

The table below quantifies the benefits expected to be paid from the Company’s two defined benefit pension plans—the Retirement Plan for the Salaried Employees of Merck & Co., Inc. (the “Qualified Plan”) and the Merck & Co., Inc. Supplemental Retirement Plan (the “SRP”). The terms of the plans are described below the table.

Pension Benefits

for Fiscal Year Ended

December 31, 2008

Name (a)(1)	Plan Name (b)	Number of Years Credited Service (#) (c)(2)	Present Value of Accumulated Benefit ($) (d)(3)	Payments During Last Fiscal Year ($) (e)
Richard T. Clark	Qualified Plan	35.0	$1,652,561	$0
	SRP	35.0	21,690,519	0

Peter N. Kellogg	Qualified Plan	1.0	25,254	0
	SRP	1.0	119,248	0

Peter S. Kim	Qualified Plan	7.5	143,522	0
	SRP	7.5	1,059,635	0

Kenneth C. Frazier	Qualified Plan	16.5	404,386	0
	SRP	16.5	2,752,075	0

Bruce N. Kuhlik	Qualified Plan	3.5	86,795	0
	SRP	3.5	236,897	0

(1)	As of December 31, 2008, only Mr. Clark was eligible for early retirement subsidies.

(2)	Equals number of years of credited service as of December 31, 2008. Credited service begins with the January or July coincident with or next following a participant’s hire date and ends with his or her last full month of employment (provided he or she does not transfer to an affiliate that does not participate in the plans).

(3)	Actuarial present value in accordance with the same assumptions outlined in the footnotes to the Company’s financial statements:

•	Discount rate equals 6.2%; lump sum interest rate equals 5.7%;

•	RP2000 Mortality Table, sex based; the mortality table in accordance with Sec. 417(c)(3)(A)(ii)(I) of the Internal Revenue Code for lump sums;

•	Assumes that 80% of retirees elect a lump sum and the remaining 20% elect an annuity; and

•	Assumes commencement at age 62, discounted to current age.

The Named Executive Officers participate in the Company’s two defined benefit plans as do other Merck salaried employees. Benefits payable under the Qualified Plan and the SRP (together with the Qualified Plan, the “Retirement Plans”) are based on a formula that yields an annual amount payable over the participant’s life beginning at age 65.

Formula.    The annual amount of benefit under the Retirement Plans is under a formula which

Multiplies

•	the participant’s final average compensation by

•	a multiplier of 2 percent for years of credited service earned prior to July 1, 1995 and

•	a multiplier of 1.6 percent for years of credited service earned after that date (total credited service at 2 percent and 1.6 percent is limited to 35 years) and

Subtracts

•	1.6 percent of the participant’s Social Security benefits multiplied by years of credited service, not to exceed 50 percent of the Social Security benefit.

“Final average compensation” means the average of a participant’s highest five consecutive calendar years of pay for the 10 calendar years before he or she terminates employment. Pay for this purpose means the greater of (a) or (b):

•

(a) Annual base pay for all full years of service completed. This annual base pay is determined as of December 31 of the current year (before any pre-tax contribution deductions for the Company’s 401(k) Plan or elective deferrals to the Company’s flexible spending accounts). Commissions, overtime pay, bonuses, other supplemental pay and all other amounts are excluded from this calculation.

•

(b) Actual cash earnings. Cash earnings are determined before any deduction for pre-tax contribution deductions for the Company’s 401(k) savings plan or any elective deferrals to the Company’s flexible spending account plans. Also included are overtime, bonuses, commissions, special awards, shift differential, cost of living adjustments, pre-tax transportation fringe benefits, as well as incentive pay. Amounts that are excluded include grants under the Company’s Stock Incentive Plan, any distribution of a previously deferred award under any of the Company’s incentive plans, and any other form of compensation.

Vesting.    A participant vests in his or her benefit—that is, the benefit that is accrued will not be forfeited back to the plans—when his or her employment includes any portion of five calendar years. For example, Mr. Kellogg, whose employment began in 2007, will vest if his employment continues into 2011.

A participant who is vested but terminates employment before being eligible for early retirement subsidies is referred to as a “terminated vested” participant and can commence receiving benefits from the Retirement Plans on the first day of any month between the month after attaining age 55 and the month after attaining age 65. However, with respect to benefits that accrued after 2004 under the SRP, payment will be made as of the first day of the month after the later of (a) the month in which the participant attains age 55 or (b) separates from service (as defined by the Internal Revenue Service). The amount of the benefit is reduced from the age 65 benefit on an actuarial basis, which takes into account the participant’s life expectancy and expected plan returns and is substantial—for example, a participant’s $100 accrued benefit (at age 65) would be reduced to about $34 if it began at age 55.

Early Retirement Subsidies.    If a participant terminates employment at or after age 55 when he or she has at least 10 years of credited service, then he or she is entitled to “early retirement subsidies”—that is, a reduction for commencing before age 65 that is smaller than the actuarial reduction for terminated vested participants. For an early retiree, benefits are reduced by 3 percent per year that benefits begin before age 62. For example, an early retiree’s $100 accrued benefit would be unreduced if he or she waited until age 62, or would be reduced to $79 if he or she commenced at age 55.

However, under a so-called “Rule of 85,” a participant who retired from active service when his or her age plus years of Credited Service totaled at least 85 (e.g., age 55 with 30 years of credited service) could receive an unreduced immediate benefit. In addition, a Social Security Bridge Benefit represented an additional benefit for eligible early retirees by providing a temporary monthly supplement prior to age 62 to avoid the Social Security offset described above in the benefit formula, so the offset would not apply until a participant attained age 62. Both of these benefits were eliminated from the Retirement Plans on July 1, 1995. However, transition benefits were added to replace all or part of the benefit for participants who were participating in the Retirement Plans on July 1, 1995 and were then at least age 40. Mr. Frazier’s transition percentage is 5.39—that is, 5.39 percent of the enhancement continues to apply. Other Named Executive Officers do not have any transition benefit, or, in Mr. Clark’s case, the transition benefit does not affect his benefit.

In addition, a participant who terminates employment due to a disability that can reasonably be expected to permanently disable him or her from any job anywhere may be approved for a disability retirement. In such a case, the participant’s benefit which has then accrued is not reduced for early commencement.

SRP Benefits.    The Qualified Plan benefits are limited by various applicable constraints by the Internal Revenue Code. The SRP—which is an unfunded plan maintained to provide benefits to a select group of management and highly compensated employees—provides the benefits according to the formula described above which exceed those limits, as well as benefits:

•

That are payable because compensation deferred into the Deferral Program is excluded from the definition of final average compensation in the Qualified Plan (and so are payable solely from the SRP) and

•

That provide a minimum annual aggregate benefit under this plan and the Qualified Plan of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking position under the Company’s Corporate Policy on Executive Retirement (which includes all the Named Executive Officers), reduced in the event of retirement or death prior to normal retirement date.

In addition, for employees who, prior to January 1, 1995, were determined by the Company to have occupied bona fide executive or high policymaking positions and who did not have 35 years of credited service, an enhanced benefit payable upon retirement from active service at age 65 (unless the Compensation and

Benefits Committee of the Board consents to payment upon early retirement, death or disability prior to age 65). The enhanced benefit is an amount calculated under the benefit formula in the Qualified Plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) minus

•	the minimum benefit, where applicable, or the supplemental benefit;

•	the Qualified Plan benefit; and

•	any retirement benefit payable from a plan not sponsored by the Company.

The SRP was amended as of January 1, 1995 to prospectively eliminate this enhanced benefit. Under his prior accrual, if Mr. Frazier retires from service at age 65, he will have 30 years of Credited Service (as compared to 27.5, without benefit of this provision). The provision does not affect any other Named Executive Officer.

Forms of Benefit.    Participants in the Qualified Plan generally can choose among the following array of optional forms of benefit.

•	Single life annuity—that is, a monthly payment for the remainder of the participant’s life

•

Joint and 50% survivor annuity—a monthly payment for the remainder of the participant’s life. If he or she dies before his survivor, for the remainder of the survivor’s life, he or she receives 50% of the amount the participant was receiving

•	Joint and 100% survivor annuity

•	Joint and 75% survivor annuity

•	Lump sum

•

5-year term certain annuity—This option allows for payment for the remainder of a participant’s life on a reduced basis (as compared to the single life annuity) and provides a guaranteed minimum amount. The guaranteed minimum amount is five times the annual benefit that would have been paid under the single life annuity without any applicable reduction for early retirement, reduced by the amount of any payments made before the participant’s death.

•

10- and 15-year term certain annuities—These options provide a pension payment for life on a reduced basis and ensure a guaranteed amount at least equal to 10 or 15 times the reduced annual benefit if the participant dies before the guaranteed period has expired.

•

Social Security Level Income Benefit—For participants who start receiving benefits before age 65, this form of payment provides a larger amount of benefits until Social Security benefits begin, and a lower amount thereafter.

All forms of benefit are actuarially equivalent to the single life annuity. All forms use a 9 percent interest rate except for the lump sum which uses interest rates based on long term U.S. Treasury interest rates and, for lump sums payable after 2008, on an interest rate yield curve based on corporate debt instruments, as provided by the Internal Revenue Code. The interest rate changes quarterly: during 2008, the interest rates in effect were between 4.45% and 4.83%.

SRP Payments.    Payments under the SRP of benefits accrued and vested prior to 2005 generally follow the timing and form of benefit that applies to the Qualified Plan. However, a participant who elects a lump sum under the Qualified Plan, or one who cannot satisfy the spousal consent requirements applicable to the Qualified Plan, may choose any other form of benefit described above for his or her pre-2005 SRP benefit. Payment under the SRP of the balance is payable as a lump sum. A participant may elect this benefit to be paid in 5 or 10 annual installments. This election must be made at least 12 months prior to the later of termination or age 55 and payment generally is subject to a five year delay.

Nonqualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Merck & Co. Inc. Deferral Program (the “Deferral Program”), an unfunded, unsecured deferred compensation plan. The Deferral Program allows participants who are executive officers (including all Named Executive Officers) to defer

•	All or a portion of their annual bonus (but not less than $3,000).

•

Up to 50% of base salary. However, participants cannot defer an amount that will reduce the amount they receive in cash below the amount provided in Section 401(a)(17) of the Internal Revenue Code—$245,000 for 2009.

•	All or any part of annual grants of RSU and PSU awards.

Nonqualified Deferred Compensation

for Fiscal Year Ended

December 31, 2008

Name (a)	Executive Contributions in 2008 ($) (b)	Registrant Contributions in 2008 ($) (c)	Aggregate Earnings in 2008 ($) (d)	Aggregate Withdrawals/ Distributions in 2008 ($) (e)	Aggregate Balance at 12/31/08 ($) (f)
Richard T. Clark	$1,154,748	-0-	$(411,509)	—	$7,713,588
Peter N. Kellogg	131,041	-0-	(15,181)	—	115,860
Peter S. Kim	-0-	-0-	(452,574)	—	538,743
Kenneth C. Frazier	-0-	-0-	(2,447,750)	—	3,644,788
Bruce N. Kuhlik	-0-	-0-	-0-	—	-0-

The “Executive Contributions” column above (column (b)) shows amounts that were also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table on page 41. Those amounts, as well as amounts in the “Aggregate Balance” column (column (f)) that represent salary or bonus that were reported in the Summary Compensation Tables for Proxy Materials in prior years, are quantified below. The table below also quantifies the annual rate of return earned by the Named Executive Officers during 2008.

Name	Amount included in both Nonqualified Deferred Compensation Table and 2008 Summary Compensation Table ($)	Amount included in Nonqualified Deferred Compensation Table previously Reported in Prior Years’ Summary Compensation Tables ($)	Annual Rate of Return for 2008
Richard T. Clark	$823,334	$2,680,004	(5.4)%
Peter N. Kellogg	131,041	-0-	(17.3)%
Peter S. Kim	-0-	-0-	(45.7)%
Kenneth C. Frazier	-0-	-0-	(40.2)%
Bruce N. Kuhlik	-0-	-0-	0%

Deferral Program Investments:    The Company does not make any Company contributions to the Deferral Program—the aggregate balances shown above represent amounts that the Named Executive Officers earned but elected to defer, plus earnings (or losses). Account balances may be invested in phantom investments selected by the executive from an array of investment options that mirrors the funds in the 401(k) Plan. The array changes from time to time; as of December 31, 2008, participants could choose among several different investments, including domestic and international equity, income, short term investment, blended fund investment and Company stock funds. Participants can daily change their investment selections prospectively by contacting the 401(k) Plan’s trustee in the same manner that applies to participants in the 401(k) Plan.

Beginning in 2007, PSUs and RSUs may be deferred into the Deferral Program instead of being paid out. However, any deferred RSU or PSU may only be invested in the phantom Merck Common Stock Fund—they may not later be redesignated out of the Merck Common Stock Fund.

Distributions:    When participants elect to defer amounts into the Deferral Program, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive’s retirement or separation. “Separation” generally means a Company initiated termination of employment due to a restructure or lack of work. Distributions can be made in a lump sum or up to 15 annual installments. However, soon after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum—without regard to his or her election—if

•	Employment ends for reasons other than due to retirement or separation, or

•	The participant’s account balance is less than $125,000 at the time of retirement or separation

In 2006, the Deferral Program was revised so that beginning in 2007, participants may change their distribution schedule, provided the new elections satisfy the requirements of Section 409A of the Internal Revenue Code. In general, 409A requires that

•	Distribution schedules cannot be accelerated (other than for a hardship)

•	To delay distribution,

•	A participant must make an election at least one year before the distribution otherwise would be made, and

•	The new distribution cannot begin earlier than five years after it would have begun without the election to re-defer.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to Named Executive Officers upon Separation (as defined below), pursuant to individual agreements, or in connection with a Change in Control. For payments made to a participant upon a retirement other than in connection with a Separation or Change in Control, see Retirement Plan Benefits beginning at page 49.

Separation

The Company provides separation pay and benefits to all of its most senior executives, including the Named Executive Officers, according to the Merck & Co., Inc. Separation Benefits Plan for Non-Union Employees (the “Separation Plan”). An amount related to prior (effective January 1, 2009, his or her target award) Executive Incentive Plan awards is provided under certain circumstances. To be eligible for all of the benefits described below, a general release of claims in the form determined by the Company is required, as well as nondisparagement, cooperation with litigation and, in some cases, noncompetition and nonsolicitation agreements as determined by the Company in connection with, and at the time of, the separation.

Severance Pay.    The Separation Plan provides severance pay to separated employees—that is, eligible salaried employees whose employment is terminated by the Company due to organizational changes including discontinuance of operations, location closings or corporate restructuring or a general reduction in work force (a “Separation”). Under an enhancement in effect until December 31, 2011, separated employees in Bands 1 through 3, including the Named Executive Officers, will receive

•	26 weeks of base pay, if completed years of continuous service as of the date employment ends (the “Separation Date”) is less than one year

•	41 weeks of base pay, if completed years of continuous service is at least one but less than two

•	41 weeks of base pay plus two weeks of pay for each completed year of continuous service, if completed years of service is two or more; however, the maximum severance pay is 78 weeks of base pay.

Amounts are payable over the number of weeks described above. However, for the Named Executive Officers and other of the Company’s highest paid employees, Section 409A of the Internal Revenue Code forbids payments on account of a severance of employment to be made during the six month period following termination of employment. To comply, the Company holds the amounts that would otherwise have been payable for the required period and pays them, in a lump sum without interest, soon after permitted under Section 409A.

Notice Pay.    Effective January 1, 2009, notice pay is not provided. Previously, the Company provided advance notice, or pay in lieu of notice, of an employee’s Separation Date, in the following amounts:

•	For all separated employees with less than two years of continuous service, two weeks

•	For all separated employees with two or more years of continuous service, four weeks

Outplacement Assistance.    Under the Separation Plan, separated employees in Bands 1 through 3, including the Named Executive Officers, are eligible for up to 12 months of senior executive outplacement services from the Company’s outplacement vendor at the Company’s expense.

EIP Awards

As part of its standard practice for separated employees, the Company may pay an amount in lieu of an Executive Incentive Plan or Annual Incentive Plan (in the case of other salaried employees), depending on the Separation Date.

•

If employment terminates between January 1 and the time awards are paid for a given year, the executive will be considered for a bonus on the same terms and conditions as other employees with respect to the previous year’s performance.

•

If employment terminates between the time awards are paid and June 30, the employee is not eligible for payment of a bonus for the year in which separated, unless the employee is retirement eligible. Retirement eligible employees may receive a special payment in lieu of any award under the Executive Incentive Plan. The amount of the special payment is based on his or her award for the previous year (effective January 1, 2009, his or her target award) and the number of months worked in the current year. The amount is subject to adjustment by the Company. This amount is payable in a lump sum at a time that complies with Section 409A as described above.

•

If employment terminates after June 30 and on or before December 31, a special payment is made in lieu of any award under the Executive Incentive Plan (Annual Incentive Plan in case of other employees). The amount of the special payment is based on his or her award for the previous year (effective January 1, 2009, his or her target award) and the number of months worked in the current year. The amount is subject to adjustment by the Company. This amount is payable in a lump sum at a time that complies with Section 409A as described above.

Effects Under Other Benefit Plans

All separated employees are entitled to certain benefits under other Merck plans as described below. In general, the benefits depend upon whether an employee is Retirement Eligible, Bridged, or Other Separated, as the terms are defined below.

Retirement Eligible Employees are separated employees who, as of their Separation Date, are at least age 55 with at least 10 years of credited service under the Retirement Plan (both the Qualified Plan and the SRP) or are at least age 65 without regard to years of credited service. For Retirement Eligible Employees, a Transition Rule of 85 is provided if the Employee is within two years of attaining eligibility for the benefit on his or her Separation Date. The Rule of 85 Transition benefit is described under Retirement Plan Benefits beginning at page 49. Payments may be made from the Retirement Plan and Supplemental Retirement Plan at the time and in the form described under Retirement Plan Benefits.

Bridged Employees generally are separated employees who are not Retirement Eligible but who, as of their Separation Date, are at least age 49 with at least nine years of credited service under the Retirement Plan. All Separated Bridged employees receive the following benefits:

•

Retirement Plan.    Bridged employees receive a portion of the benefit that would be payable if they were Retirement Eligible (that is, are at least 55 with at least 10 years of credited service, but who are younger than age 65) on their Separation Date. The Retirement Plan provides that the benefits for early retirees are reduced by 0.25% for each month that benefits commence before the employee attains age 62. This reduction is substantially less than the actuarial reduction that applies for early commencement for terminated vested employees. Bridged employees receive a pro rata portion (the “Pro-Rata Fraction”) of the enhancement provided by these early retirement subsidies. The Pro-Rata Fraction equals the percentage of the employee’s credited service on his/her Separation Date divided by the credited service that employee would have had if employment had continued until he/she was first eligible to be treated as an early retiree under the following formula:

•	The Pro-Rata Fraction TIMES the participant’s accrued benefit as of the Separation Date payable with early retirement subsidies

•	PLUS (1 MINUS the Pro-Rata Fraction) TIMES the participant’s accrued benefit at Separation Date actuarially reduced for early commencement

In addition, a Pro-Rata Fraction of the Rule of 85 Transition Benefit described above is also provided to Bridged Separated Employees who are within two years of attaining eligibility for the benefit on their Separation Dates. Pension benefits will not be paid to a Bridged Employee before he or she attains age 55. Benefits may be paid in the forms described under Retirement Plan Benefits.

•

Medical, Dental and Life Insurance Plans and options, restricted stock units and performance share units.    All Separated Bridged Employees are eligible to be treated in accordance with plan provisions applicable to retired employees as they may be amended from time to time.

Other Separated Employees are Salaried Employees who are not Retirement Eligible or Bridged Employees. All of the Other Separated Employees are eligible for continued participation in the medical, dental and life insurance plans for the greater of six months or the number of weeks for which they are eligible for severance pay, by paying contributions at the same rate as paid by active Employees from time to time. Other Separated Employees are also treated under the provisions applicable to separated employees with respect to their options, RSUs and PSUs.

Additional Payments and Benefits

In addition to the payments and benefits described above, the Compensation and Benefits Committee of the Board may authorize additional payments when it separates a Named Executive Officer. Although not obligated to do so, the Committee in the past has provided an additional amount measured by reference to the Named Executive Officer’s EIP award, additional financial planning, and relocation assistance to some separated executives. In addition, if a Named Executive Officer’s employment was terminated but the termination was not a Separation, the above payments and benefits are not payable. However, the Company might agree to make the payments it deems necessary to negotiate a definitive termination agreement with the terms, such as a general release of claims, nondisparagement, cooperation with litigation, noncompetition and nonsolicitation agreements, as determined by the Company.

The table below estimates amounts payable upon a separation as if the individuals were separated on December 31, 2008 using the closing share price of Merck common stock as of that day.

Separation Plan Payment and Benefit Estimates

December 31, 2008

Name	Severance Pay ($)	Severance Payable Through	Notice Pay ($)	EIP Award ($)	Retirement Plan Payments ($)
Richard T. Clark (1)	N/A	N/A	N/A	N/A	Retirement Plan N/A
					SRP N/A
Peter N. Kellogg (2)	$695,366	10/14/2009	$33,920	$442,420	Retirement Plan $0
					SRP $0
Peter S. Kim (2)	1,100,004	1/20/2010	80,000	1,395,554	Retirement Plan $81,110
					SRP $614,346
Kenneth C. Frazier (2)	1,430,811	5/26/2010	78,401	1,627,150	Retirement Plan $539,663
					SRP $3,547,860
Bruce N. Kuhlik	622,754	11/25/2009	53,000	662,804	Retirement Plan $0
					SRP $0

(1)	Mr. Clark is not eligible for benefits under the Separation Plan as a result of his individual agreement described below.

(2)	The retirement benefits for Mr. Kellogg, Dr. Kim and Mr. Frazier are payable at the first of the month following their 55th birthday.

Individual Agreements

In addition to the benefits and payments provided for separated employees and following a Change in Control, Mr. Clark, Mr. Kellogg and Dr. Kim have agreements with the Company that may affect the amount paid or benefits provided following termination of their employment under certain conditions as described below.

Mr. Clark:    If Mr. Clark’s employment were to be terminated by the Company without cause and without a Change in Control, he would be provided with salary continuation and target bonus for two years (or until Mr. Clark attains age 65, whichever is shorter). The salary continuation would be payable according to the Company’s normal payroll practices for its executive officers and the target bonus would be payable in a lump sum. The amount would have been approximately $9.0 million if his employment would have been terminated by the Company on December 31, 2008. Any severance pay would be contingent upon a release and other customary provisions.

Mr. Kellogg:    In the event that, during the period beginning on his date of hire and ending two years after the appointment of a successor CEO to Richard T. Clark, the Company terminates his employment for a reason other than gross misconduct, the Company will pay to Mr. Kellogg a lump sum in the amount of eighteen months’ salary, subject to appropriate tax withholding, upon such termination of his employment, provided that upon the termination of his employment he must timely sign and comply with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims in a format prescribed by the Company. This severance payment is in lieu of any other severance or separation pay that he might be entitled to under any applicable Merck policy or policies.

If at the time his employment terminates he is a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, (which in general includes the top 50 employees of a company ranked by compensation), to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, the severance payment described above will be made in a lump sum, without interest, as soon as administratively feasible after the first day of the sixth month after the termination of his employment.

Dr. Kim:    If the Company terminates Dr. Kim’s employment for a reason other than gross misconduct before the second anniversary of Mr. Raymond Gilmartin’s (former Merck CEO and President) retirement date of March 30, 2006, it will make a one-time grant of $2,000,000 to an academic institution, designated by Dr. Kim, for the sole purpose of enabling him to set up and maintain a research laboratory as an employee of that institution, provided that the designated institution hires him within a year. In that case, Dr. Kim would be subject to noncompete and nondisclosure provisions and a waiver and release of claims, in a format prescribed by the Company, on terms not less favorable to Dr. Kim than to other departing MRL employees at his grade level during the preceding five years.

As used in his offer letter, “gross misconduct” means unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

Change in Control

Participants in the Change in Control Plan include the Named Executive Officers as well as certain other senior managers. With respect to the Named Executive Officers, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of the Company:

•

Cash severance pay equal to three (or a lesser number equal to the number of full and fractional years between the date of the change in control and the Named Executive Officer’s 65th birthday) times the sum of his or her base salary plus target bonus amount.

•	Pro rata annual cash bonus at target levels, paid in a lump sum at termination.

•

Continued medical, dental and life insurance benefits at active-employee rates for a period of three years, but not beyond the Named Executive Officer’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the Named Executive Officer is eligible for the same benefit as a retiree.

•

Enhanced supplemental retirement benefits determined by increasing both the Named Executive Officer’s age and credited service by three (but not more than he or she would have earned if employment continued until age 65) and then calculating benefits under the Supplemental Retirement Plan.

•

If the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to be treated as a retiree under the Company’s medical, dental and life insurance plans immediately upon his or her termination of employment.

•	Continued financial planning benefits and outplacement benefits.

Terminations of employment that entitle a Named Executive Officer to receive severance benefits under the plan consist of (1) termination by the Company without cause or (2) resignation by the Named Executive Officer for good reason, in each case within two years following a change in control. A Named Executive Officer is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

A “change in control” for purposes of the plan generally consists of any of the following:

•	an acquisition of more than 20 percent of the Company’s voting securities (other than acquisitions directly from the Company); or

•	the current Board (and their approved successors) ceasing to constitute a majority of the Board or, if applicable, the board of directors of a successor to the Company; or

•	the consummation of a merger, consolidation or reorganization, unless

•	the shareholders of the Company prior to the transaction hold at least 60 percent of the voting securities of the successor;

•	the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor; and

•	no person owns 20 percent or more of the voting securities of the Company or the successor; or

•	the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

A “termination for good reason” for the Named Executive Officers generally includes any of the following Company actions without the executive’s written consent following a change in control:

•

Significantly and adversely changing the executive’s authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act). However, the following are not good reason:

•	an isolated, insubstantial and inadvertent action not taken in bad faith which the Company remedies promptly after receiving notice and

•	a change in the person to whom (but not the position to which) he or she reports;

•	Reducing annual base salary or level of bonus opportunity;

•

Changing the executive’s office location so that he or she must commute more than the greater of (a) 50 more miles or (b) 120% more miles, as compared to his or her commute immediately prior to the change;

•	Failing to pay base salary, bonus or deferred compensation under any Company deferred compensation program within seven days of its due date;

•

Failing to continue any compensation plan or program in which the executive participates including bonus plans and the Incentive Stock Plans (or successors to those plans), or failing to continue his or her level of participation in those plans;

•

Failing to continue to provide him or her with the pension and welfare benefits substantially similar to those in which he or she participates or materially reducing any of those benefits or depriving him or her of any material fringe benefit; and

•	Failing to obtain a satisfactory agreement from any successor to Merck to assume and agree to perform the obligations under the change in control plan.

However, the executive does not have “good reason” if he or she does not provide the Company

•	With notice that any of the above occurred within six months of when he or she becomes aware (or reasonably should have become aware) of it;

•	With at least 30 days from the date of the such notice to cure the event before terminating employment; or

•	With a notice of termination within 90 days of the day on which the 30-day period described above expires.

A termination by the Company for Cause generally includes

•

Willful and continued failure by the executive to substantially perform his or her duties for the Company (other than any failure that results from his or her incapacity due to physical or mental illness) for at least 30 consecutive days after a written demand for substantial performance has been delivered to him or her;

•	Willful misconduct or gross negligence by the executive which is injurious to the Company or any of its subsidiaries; and

•	Conviction, or entry of a plea of nolo contendere to

•	a felony or

•	any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust.

To receive the severance benefits under the plan, a Named Executive Officer must execute a general release of claims against the Company and its affiliates, which includes certain restrictive covenants, including a commitment by the Named Executive Officer not to solicit Company employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a Named Executive Officer may be entitled under other arrangements of the Company. The cash severance pay is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the Named Executive Officer of the restrictive covenants and other obligations under the release. Named Executive Officers have no obligation to mitigate the severance benefits under the plan.

The Named Executive Officers are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control and payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the plan or in an action regarding the restrictive covenants contained in the general release.

In general, the Board may amend or terminate the plan prior to a change in control. However, neither the amendment of the plan in a manner that adversely affects Named Executive Officers and other participants prior to a change in control nor the termination of the plan prior to a change in control would be effective if done within one year of a change in control or at the request of an acquirer. Following a change in control, the plan may not be amended or modified in any way that would adversely affect Named Executive Officers and other participants in the plan at the time of the change in control.

Except with respect to certain incentive stock options issued before February 2005:

•

Upon a change in control of the Company, all outstanding stock options and restricted stock units will become fully vested. However, performance-based stock options held by key research and development personnel may not fully vest unless stock options are generally to be cancelled in the transaction.

•

In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•

If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•

Upon a change in control of the Company, a portion of performance share units generally will become vested as determined by reference to the holder’s period of employment during the performance cycle and

•	based on actual performance as to fiscal years that have been complete for at least 90 days as of the date of the change in control and

•	otherwise, based on target performance.

•	Provisions limiting the amendment of the plan after a change in control and regarding the payment of participants’ legal fees in the event disputes were added to the plan, as described below.

A “change in control” for purposes of these amendments has the same meaning that it has under the Change in Control Separation Benefits Plan, except as to awards that are deferred compensation subject to the American Jobs Creation Act of 2004 (the “AJCA”), in which event the definition permitted under the AJCA will apply.

In addition, the compensation and employee benefit plans, programs and arrangements of the Company generally provide the following:

•

For two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

•

The Company will pay the legal fees and expenses of any participant that prevails on his or her claim for relief in an action regarding an impermissible amendment to these plans, programs and arrangements (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.

The table below was prepared as though a Change in Control occurred and the Named Executive Officers’ employment was terminated on December 31, 2008 using the share price of Merck common stock as of that day (as required by the Securities and Exchange Commission). With those assumptions taken as given, the Company believes the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 31, 2008 and the executives were not terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

Change in Control Payment and Benefit Estimates

December 31, 2008

Executive	Aggregate Severance Pay	Incremental Pension Enhancement and Retiree Medical	Accelerated Vesting of Equity Value			Welfare Benefits Continuation	Parachute Tax Gross-Up Payment	Total
			Performance Shares	Restricted Stock	Stock Options (Black- Scholes Value)
Richard T. Clark	$13,566,895	$—	$3,488,195	$820,314	$306,192	$—	$6,597,921	$24,779,517
Peter N. Kellogg	5,226,174	333,268	118,441	708,776	88,664	45,834	2,697,547	9,218,704
Peter S. Kim	6,457,920	279,976	1,181,996	376,158	66,649	44,385	2,762,587	11,169,671
Kenneth C. Frazier	6,330,024	2,622,327	906,790	237,506	137,010	46,667	3,807,975	14,088,299
Bruce N. Kuhlik	4,092,568	349,850	323,149	289,701	39,146	49,941	2,078,718	7,223,073

General Assumptions

•	Change in Control Date was December 31, 2008

•	All executives were terminated on Change in Control Date

•	Base amount calculations are based on taxable wages for the years 2004 through 2008 and annualized for the year in which the executive commenced employment with Merck (if after 2002).

•

All executives were assumed to be subject to the maximum federal and state income and other payroll taxes, in their respective states of residence, aggregating to a net combined effective income tax rate of 39.5% for Pennsylvania residents (Clark, Kim, and Frazier) and xx.xx% for New Jersey residents (Kellogg and Kuhlik). These aggregate tax rates do not include the additional 20% excise tax on the excess parachute payments.

Equity-based Assumptions

•	Stock options, RSUs and PSUs vested December 31, 2008

•	Stock options that become vested due to the change in control are valued using the Black-Scholes option valuation model, based on the following inputs:

•	actual exercise price of each option

•	fair value of $30.40 per share

•	expected term and volatility numbers based on Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K

•	current dividend rate and risk-free rate

•

Using Black-Scholes to determine option values causes value for purposes of excise tax purposes even for “underwater” options—that is, options whose exercise price is greater than the closing price on the date of the change in control

•	A small portion of the 2006, 2007 and 2008 PSU awards are considered subject to Section 4999 excise tax

Retirement Benefit Assumptions

•	Retirement benefits include up to three additional years of credited service and age, subsidized early retirement, eligibility for Rule of 85, and retiree healthcare eligibility.

•	All benefits paid from the Retirement Plans are paid in a lump sum on the Change in Control Date due to the change in control.

•	The lump sum is based on the form of benefit that is most valuable to each individual executive, payable at age 65; retirement eligible participants were calculated as if they commenced immediately.

•

Present values are calculated using individual life expectancies in the mortality table in accordance with Sec. 417(c)(3)(A)(ii)(1) of the Internal Revenue Code for lump sums paid in 2009 and a discount rate of 4.31% blended with the PPA segment rates of 6.14%, 7.61% and 7.02%, the current lump sum interest rate for the Retirement Plans.

•	Provisions for bridge for the vested to early retirement subsidies were calculated under the current program applicable to separated employees as described above.

Director Compensation

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during 2008.

Director Compensation for Fiscal Year Ended

December 31, 2008

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)(1)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)(2)	Total ($) (h)
Leslie A. Brun	$49,000	$-0-	$-0-	$-0-	-0-	$41,250	$90,250
Johnnetta B. Cole	100,500	-0-	43,749	-0-	-0-	55,000	199,249
Thomas H. Glocer	89,500	-0-	9,391	-0-	-0-	55,000	153,891
Steven F. Goldstone	100,000	-0-	9,391	-0-	-0-	55,000	164,391
William B. Harrison, Jr.	103,500	-0-	46,176	-0-	-0-	55,000	204,676
Harry R. Jacobson	91,000	-0-	9,391	-0-	-0-	55,000	155,391
William N. Kelley	132,500	-0-	43,749	-0-	-0-	55,000	231,249
Rochelle B. Lazarus	85,333	-0-	41,480	-0-	-0-	55,000	181,813
Thomas E. Shenk	117,500	-0-	41,480	-0-	-0-	55,000	213,980
Anne M. Tatlock	111,500	-0-	46,176	-0-	-0-	55,000	212,676
Samuel O. Thier	155,000	-0-	43,749	-0-	-0-	55,000	253,749
Wendell P. Weeks	107,000	-0-	41,480	-0-	-0-	55,000	203,480
Peter C. Wendell	139,500	-0-	41,480	-0-	-0-	55,000	235,980

(1)	Represents the compensation costs for financial reporting purposes for the year under FAS 123R. See Note 12. “Share-Based Compensation Plans” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values. There can be no assurance that the FAS 123R amounts will ever be realized.

At December 31, 2008, the aggregate number of option awards outstanding was: Mr. Brun—0 shares; Dr. Cole—51,375 shares; Mr. Glocer—5,000 shares; Mr. Goldstone—5,000 shares; Mr. Harrison—46,100 shares; Dr. Jacobson—5,000 shares; Dr. Kelley—51,375 shares; Ms. Lazarus—20,000 shares; Dr. Shenk—

40,825 shares; Ms. Tatlock—46,100 shares; Dr. Thier—51,375 shares; Mr. Weeks—25,000 shares; and Mr. Wendell—25,000 shares. The per-option FAS 123R grant date fair value was $8.45 for options granted in 2008.

(2)	Represents Company contribution to the Plan for Deferred Payment of Directors’ Compensation.

Directors who are not Company employees are compensated for their service as a director as shown in the chart below:

Schedule of Director Fees

December 31, 2008

Compensation Item	Amount
Annual Retainers
Board	$55,000
Lead Director	30,000
Audit Committee Chair	20,000
Corporate Governance Committee Chair	10,000
Compensation and Benefits Committee Chair	10,000
Research Committee Chair	10,000
Finance Committee Chair	5,000
Public Policy & Social Responsibility Chair	5,000
Audit Committee Members	10,000
Per meeting fees (Board and Committee)	1,500
Company contribution to the Plan for Deferred Payment of Directors’ Compensation	55,000

All annual retainers are paid in quarterly installments.

Stock Options.    Under the 2006 Non-Employee Directors Stock Option Plan adopted by stockholders at the 2006 Annual Meeting of Stockholders (the “2006 Directors Stock Option Plan”), on the first Friday following the Company’s Annual Meeting of Stockholders, non-employee directors each receive a non-qualified stock option to purchase 5,000 shares of Merck Common Stock. As with options granted to employees, stock option grants to Directors are contingent upon a determination by the Company’s General Counsel that the Company is not in possession of material undisclosed information. If the Company is in possession of such information—without regard to whether the information seems positive or negative—grants are suspended generally until the second business day after its public dissemination. In that case, the grant price of a stock option is set at the closing price of Merck stock on that later date.

Options issued since April 2002 under the 2006 Directors Stock Option Plan and any predecessor plans—that is, the 2001 Non-Employee Directors Stock Option Plan, 1996 Non-Employee Directors Stock Option Plan and the Non-Employee Directors Stock Option Plan (the “Prior Plans”)—become exercisable in equal installments (subject to rounding) on the first, second and third anniversaries of the grant date. Options issued before April 2002 become exercisable five years from the grant date. All options expire on the day before the tenth anniversary of their grant.

The exercise price of the options is the closing price of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 2006 Directors Stock Option Plan and the Prior Plans allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Stock ownership guidelines for directors are set forth in the Policies of the Board, which are available on the Company’s website. A target ownership level of 5,000 shares is to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. Shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation are included in the target goal.

Directors’ Deferral Plan.    Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Directors’ Deferral Plan”) each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of the investment measures offered under the Merck & Co., Inc. Employee Savings and Security Plan, including the Company’s Common Stock, and is payable in cash in installments or as a lump sum beginning with the year after termination of service as a director.

In addition to the annual retainer, on the first Friday following the Annual Meeting of Stockholders, each director receives a credit to his/her Merck Common Stock account under the Directors’ Deferral Plan of an amount equal to the annual cash retainer in effect—currently $55,000. Directors who join the Board after that date are credited with a pro-rata portion.

Retirement Plan.    In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the “Directors’ Retirement Plan”) (which excluded current or former employees of the Company) was discontinued for directors who joined the Board after December 31, 1995. Directors at the time of the change elected to either continue to accrue benefits under the Directors’ Retirement Plan or, in lieu of accruing benefits under the Directors’ Retirement Plan, receive additional compensation to be deferred in accordance with the terms of the Directors’ Deferral Plan. Eligible directors who elected not to accrue additional retirement benefits under the Directors’ Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997 and compensation as then in effect. No current director is accruing a benefit under the Directors’ Retirement Plan.

Other.    The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a director participant in the Program is $30,000 in any calendar year.

A director who is a Company employee, such as Mr. Clark, does not receive any compensation for service as a director.

Audit Committee

The Audit Committee’s Report for 2008 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee has received from the independent auditors the written disclosures and a letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and has discussed with the independent auditors their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates as well as other matters that are required to be discussed by the statement on Auditing Standards No. 61, as adopted by the PCAOB. The Audit Committee reviewed and discussed the audited financial statements with management. Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Peter C. Wendell Chairperson
Leslie A. Brun	Thomas E. Shenk
Steven F. Goldstone	Wendell P. Weeks

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) in order to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Registered Public Accounting Firm

Fees for all services provided by PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, for fiscal years 2008 and 2007 are as follows:

Audit Fees

Fees for services for fiscal years 2008 and 2007 related to the annual financial statement audits, the audits of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $14.7 million and $13.8 million, respectively.

Audit-Related Fees

Fees for audit-related services for fiscal years 2008 and 2007, primarily related to employee benefit plan audits as well as other audit-related reviews and agreed-upon procedures, approximated $2.1 million in each year.

Tax Fees

Fees for tax services for fiscal years 2008 and 2007, approximated $0.8 million in each year.

All Other Fees

Fees for other services for fiscal years 2008 and 2007 approximated $1.0 million and $0.5 million, respectively.

None of the services provided by PwC for fiscal years 2008 and 2007 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised of independent members of the Board, has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the year 2009, subject to ratification by the holders of Common Stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

Because the members of the Audit Committee value stockholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

3.    PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE SIZE OF THE BOARD TO NO MORE THAN 18 DIRECTORS

There will be presented to the meeting a proposal to amend Article VI of the Restated Certificate of Incorporation to limit the size of the Board to no more than 18 directors. This proposal was presented for shareholder consideration at the 2007 Annual Meeting of Stockholders and received the affirmative vote of 68.16% of the outstanding shares. The proposal did not pass because at that time approval required the affirmative vote of at least 80% of the outstanding shares. The shareholders voted to eliminate supermajority voting requirements in 2007. Accordingly, approval of the current proposal requires the affirmative vote of a majority of the outstanding shares.

The text of the proposed amendment is indicated by bold and underlined text in the following excerpt of Article VI:

ARTICLE VI: DIRECTORS

The number of directors of the Corporation shall be such number, not less than three nor more than eighteen, as may, from time to time, be determined in accordance with the By-Laws. The By-Laws shall prescribe the manner in which the number of directors necessary to constitute a quorum of the Board of Directors shall be determined, which number may be less than a majority of the whole Board of Directors. The By-Laws shall also prescribe the manner in which the retirement age of and other restrictions and qualifications for the directors of the Corporation shall be determined. Advance notice of nomination by a stockholder for the election of directors shall be made in the manner provided in the By-Laws.

The Board of Directors recommends that stockholders approve this amendment to Article VI of the Restated Certificate of Incorporation that would, if adopted, limit the size of the Board to no more than 18 directors. The Board of Directors is currently comprised of 14 directors.

The Restated Certificate of Incorporation currently provides that the number of directors is to be determined in accordance with the By-Laws, but may not be less than three. Article II of the By-Laws vests in the Board the authority to fix its size, but provides that the size of the Board may be no less than 10 nor more than 18.

If this Proposal is adopted, an increase in the size of the Board beyond 18 will require the approval of both the Board and stockholders by a majority vote. As such, if this Proposal is adopted, the Restated Certificate of Incorporation will impose a limit on the ability of the Board to increase its size without stockholder approval.

The adoption of this Proposal would also limit the ability of a stockholder or group of stockholders to change control of the Board at any time by increasing the size of the Board to create vacancies that would constitute a majority of the Board. Stockholders would, however, have the ability to change control of the Board at an annual meeting, when the entire Board is elected.

The Board of Directors recommends a vote FOR this Proposal.

4.    STOCKHOLDER PROPOSAL CONCERNING SPECIAL SHAREHOLDER MEETINGS

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, owner of 8,500 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

4—Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of William Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer.

Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring—when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard have supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance rating services, such as The Corporate Library and Governance Metrics International, take special meeting rights into consideration when assigning company ratings.

This proposal won our 57% shareholder vote at our 2008 annual meeting. The Council of Institutional Investors www.cii.org recommends the adoption of a proposal upon its first attainment of greater than 51%-support.

This proposal topic also won as high as 69%-support at the following companies based on 2008 yes and no votes:

Entergy (ETR)	55%	Emil Rossi (Sponsor)
International Business Machines (IBM)	56%	Emil Rossi
Kimberly-Clark (KMB)	61%	Chris Rossi
CSX Corp. (CSX)	63%	Children’s Investment Fund
Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 4

Board of Directors’ Statement in Opposition to the Proposal

The Board of Directors has unanimously adopted an amendment to Article I, Section 2 of the By-Laws of the Company to require the Board to call a special stockholder meeting at the request of holders of record of 25% or more of the Company’s stock entitled to vote at any such meeting. The Board must call the meeting for a date within 60 to 90 days after receiving the request. Prior to this amendment, a request of holders of a majority of the shares entitled to vote was necessary to require the calling of a special stockholder meeting. The By-laws did not specify any required timeframe for holding the meeting.

The Company’s By-Law is supplemented by New Jersey law, which provides that the holders of 10% or more of the Company’s stock are entitled to call a special meeting of the stockholders upon a showing of good cause in New Jersey Superior Court.

The Board believes that the Company’s approach to empowering stockholders to call a special meeting, together with the rights provided under New Jersey law, appropriately balances the interests of the Company and its stockholders. It enables stockholders to require the Board to call a special meeting upon a showing of support by 25% of stockholders, who need not meet a majority threshold, establish “good cause,” or obtain a court order. A much lower threshold (10%) is applicable if there is “good cause” for a meeting. In that instance, New Jersey law affords stockholders the right to seek a court order directing that the meeting be held. In view of the low 10% threshold, the “good cause” requirement is prudent in order to deter disgruntled or special interest shareholders from calling meetings for frivolous or self-dealing purposes at significant expense and disruption to the operations of the Company.

The Board believes that the By Law amendment that lowered the threshold for calling a special meeting from majority approval to support from 25% of stockholders, coupled with the protections under New Jersey law, afford meaningful opportunities for stockholders to call special meetings and that the proposal is not in the best interests of the Company or stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

5.    STOCKHOLDER PROPOSAL CONCERNING AN INDEPENDENT LEAD DIRECTOR

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of 1,350 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

5—Independent Lead Director

Resolved, Shareholders request that our Board take the steps necessary to adopt a bylaw to require that our company have an independent lead director whenever possible with clearly delineated duties, elected by and from the independent board members, to be expected to serve for more than one continuous year, unless our company at that time has an independent board chairman. The standard of independence would be the standard set by the Council of Institutional Investors which is simply an independent director is a person whose directorship constitutes his or her only connection to the corporation.

The clearly delineated duties at a minimum would include:

•	Presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors.

•	Serving as liaison between the chairman and the independent directors.

•	Approving information sent to the board.

•	Approving meeting agendas for the board.

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

•	Having the authority to call meetings of the independent directors.

•	Being available for consultation and direct communication, if requested by major shareholders.

Statement of Kenneth Steiner

A key purpose of the Independent Lead Director is to protect shareholders’ interests by providing independent oversight of management, including our CEO. An Independent Lead Director with clearly delineated duties can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

An Independent Lead Director should be selected primarily on Lead Director qualifications and not simply default to a Director who has another designation on our Board. Additionally an Independent Lead Director should not be an annual rotating position just as the person is gaining valuable Lead Director experience.

The merits of this Independent Lead Director proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, and independent investment research firm, rated our company:

“D” in Board Effectiveness.

“Very High Concern” in CEO pay—$19 million.

“High Governance Risk Assessment.”

•	We did not have an Independent Chairman.

•	We had no right to act by written consent.

•	Cumulative voting was eliminated in 2007.

Additionally:

•	Mr. Harrison was rated a “Problem Director” by The Corporate Library due to his NYSE board service during the tenure of “Dick” Grasso.

•	Four of our directors served on Boards rated “D” by The Corporate Library:

Thomas Glocer	Thomson Reuters (TRI) As CEO of Thomson Reuters
Steven Goldstone	Greenhill & Co. (GHL) As member of two key Greenhill committees
Thomas Shenk	CV Therapeutics (CVTX) As sole member of CV Therapeutics Nomination committee
Anne Tatlock	Franklin Resources (BEN)

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Independent Lead Director –

Yes on 5

Board of Directors’ Statement in Opposition to the Proposal

The Board of Directors believes that the interests of the stockholders are well served by a board that can adapt its structure to the needs of the Company and the capabilities of its directors. The proposal, if adopted, would deprive the Board of this flexibility, a development that would be particularly unfortunate – and ironic – given the Board’s demonstrated leadership in changing itself to meet evolving needs.

In 2005, the Board determined that its governance approach would be best served by not appointing a Chairman of the Board. Instead, from May 2005 to April 2007, the Board’s Executive Committee, comprised of three independent directors, collectively performed the functions typically discharged by a Chairman of the Board. In December 2006, the Board again changed its structure. It decided to appoint the Company’s chief executive officer, Richard T. Clark, as Chairman of the Board and Samuel O. Thier as the Board’s Lead Director, effective April 24, 2007.

Dr. Thier has served as Lead Director since that time. He has been determined to be an independent director in accordance with New York Stock Exchange (NYSE) Corporate Governance Listing Standards regarding director independence during each of the last five years, consistent with the five-year timeframe required for independence under the standards set by the Council of Institutional Investors.

The Policies of the Board require the Board to have a Lead Director. The Policies were updated in 2008 to more clearly delineate the responsibilities of the Lead Director. These Lead Director responsibilities set forth in the Policies of the Board include all of the duties delineated in this Proposal. Specifically, the Lead Director’s responsibilities include:

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board;

•	Serving as the principal liaison on board-wide issues between the independent members of the Board and the Chairman of the Board;

•	Approving meeting agendas for the Board and conferring with Management on the supporting material to be sent to the Board for meetings;

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	The authority to call meetings of the independent members of the Board;

•	Being available for consultation and direct communication with major stockholders, as appropriate;

•	Serving as a liaison between the Board and stockholders on investor matters.

The Board believes that the proposal is unnecessary and not in the best interests of the stockholders. It would eliminate the Board’s ability to organize its functions and execute its duties related to providing independent leadership to the Board in the manner best suited to meet its changing needs and capabilities.

The Board of Directors recommends a vote AGAINST this proposal.

6.    STOCKHOLDER PROPOSAL CONCERNING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 12th Floor, City Hall, 414 East 12th Street, Kansas City, MO 64106, owner of 100 shares of Common Stock of the Company, and two co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

RESOLVED, that shareholders of Merck & Co, Inc. request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote where voted upon. In fact, seven resolutions received majority votes. (NOTE: complete 2008 statistics were not available at the time this proposal was filed.)

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007 and a number of U.S. companies voluntarily submitted their compensation practices to an advisory vote in 2008, including AFLAC, H & R Block, Jackson Hewitt, Littlefield and Riskmetrics. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in the U.S. markets to provide advice to investors and companies alike.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. In our opinion, shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on the company’s senior executive compensation, as reported each year.

Board of Directors’ Statement in Opposition to the Resolution

This Proposal seeks to solicit a non-binding vote from shareholders regarding the compensation provided to the executives named in the Company’s Summary Compensation Table (the “Named Executive Officers”). For the reasons explained below, the Directors believe that adopting the Proposal is unnecessary and not in the best interest of the Company and its shareholders.

The Compensation and Benefits Committee of the Board is responsible for establishing and maintaining a competitive, fair and equitable compensation policy that attracts, motivates and retains the talented employees necessary to execute the Company’s strategies and achieve its goals. To this end, the Committee, which is comprised entirely of independent Directors, is specifically charged with setting compensation for the Company’s most senior leaders. When establishing programs or setting compensation levels, the Committee makes numerous complicated and inter-related decisions, all requiring judgment and careful balancing among a number of competing interests and stakeholders.

The Committee considers both public and confidential information about the Company’s strategies and performance when assessing executive performance and setting compensation. Some of this information could not be made available to stockholders without also providing proprietary competitive data to the Company’s competitors. As proposed, shareholders would therefore be asked to endorse or reject compensation decisions without complete information or, alternatively, to have the Company disclose competitive information in a public document.

Even if the Proposal were adopted, the results of the requested advisory vote cannot be expected to provide the Company with meaningful results. If shareholders do not ratify compensation decisions, the Company will understand that shareholders are dissatisfied. However, the source of shareholder dissatisfaction will not necessarily be clear, much less the actions that should be taken to address concerns. To this end, we note that while the United Kingdom has adopted a say on pay requirement, we have not found evidence of increased investor satisfaction with U.K. pay practices.

Some commentators commend the U.K. approach as providing greater transparency and a means for shareholders to express their views about executive compensation. The Committee believes that in the U.S., the expansive Compensation and Disclosure Analysis, which runs 44 pages beginning on page 22 of this document, provides outstanding detail and context on executive compensation matters. Moreover, while the Board believes that the Committee is in the best position to determine executive compensation levels, the Board appreciates that shareholders are a crucial stakeholder whose views must be heard and valued. Shareholders who wish to express their opinions on the Company’s executive compensation strategy, or any other matter of interest to the Company, are therefore encouraged to do so by writing a member of the Board, including any member of the Compensation and Benefits Committee, at

MERCK & CO., INC.

P.O. Box 1150

Whitehouse Station, NJ 08889

The Board believes that this approach facilitates a sharing of shareholder views and is ultimately more meaningful and useful to the Board than a non-binding advisory vote that is based on incomplete information.

The Board of Directors recommends a vote AGAINST this proposal.

Forward Looking Statements

These Proxy Materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2008, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any, which the Company incorporates by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than 10 percent of Merck Common Stock.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to our officers and directors were complied with during the 2008 fiscal year.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

March XX, 2009

Appendix A

Director Independence Standards

Categorical Independence Standards

As contemplated by the NYSE rules, the Board shall use categorical standards to assist it in making independence determinations. Independence determinations under these categorical standards will be based upon a director’s relationships with the Company during the three years preceding the determination. The following will not be considered material relationships that would impact a director’s independence:

1)	The director is an executive officer or employee or any member of his or her immediate family is an executive officer of another organization that does business with the Company, and the annual payments to or payments received from that organization during any single fiscal year during the evaluation period are less than the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

2)	The director or any member of his or her immediate family serves as an executive officer of a charitable, educational or other non-profit organization that receives contributions from the Company or The Merck Company Foundation in a single fiscal year of less than the greater of $1 million or 2% of that organization’s annual consolidated gross revenues during its last completed fiscal year. The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.

3)	Subject to standard 11 below, the director is a director or trustee, but not an executive officer nor employee, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s external auditor) that does business with, or receives charitable contributions from, the Company.

4)	More than three years have elapsed since:

a.	the director was an employee of the Company, or

b.	an immediate family member of the director was an executive officer of the Company, or

c.	an executive officer of the Company served on the board of directors of a company that employs or employed the director, or an immediate family of the director, as an executive officer.

5)	An immediate family member is or has been an employee of the Company, provided that such family member is not, and has not been for a period of at least three years, an executive officer of the Company.

6)	Subject to standard 8 below, the director does not receive more than $120,000 annually in direct compensation from the Company, other than through retainers, meeting fees, deferred compensation for prior services (provided that such compensation is not contingent in any way on continued service) and an annual stock option grant provided as the Company’s annual compensation to all Directors pursuant to the Non-Employee Directors Stock Option Plan, as amended and restated from time to time.

7)	No immediate family member of the director receives more than $120,000 per year in direct compensation from the Company.

8)	In the case of Audit Committee members, no immediate family member receives direct compensation or other fees from the Company and the Audit Committee members otherwise meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

9)	Neither the director nor his or her immediate family members serves as a paid consultant or advisor to the Company or to an executive officer of the Company.

A-1

10)	The director or any member of his or her immediate family holds less than a 10% interest in any other organization that has a relationship with the Company.

11)	With respect to the Company’s independent external auditors:

a.	The director is not a current partner nor employee of the external auditor, and

b.	No immediate family member is a current partner of the external auditor nor an employee of the external auditor who personally works on the Company’s audit, and

c.	Within the past three years, neither the director nor an immediate family member of the director was a partner or an employee of the external auditor and personally worked on the Company’s audit during that time.

A-2

MERCK & CO., INC. ONE MERCK DRIVE P.O. BOX 100 WHITEHOUSE STATION, NJ 08889

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2009. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to Merck & Co., Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MERCK1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCK & CO., INC.
The Board of Directors recommends a vote FOR
Items 1 through 3.

1.	Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:
		For	Against	Abstain

	1a. Thomas R. Cech, Ph.D.	☐	☐	☐

	1b. Carlos E. Represas	☐	☐	☐

	1c. Leslie A. Brun	☐	☐	☐

	1d. Richard T. Clark	☐	☐	☐			For	Against	Abstain

	1e. Thomas H. Glocer	☐	☐	☐		1o. Peter C. Wendell	☐	☐	☐

	1f. Steven F. Goldstone	☐	☐	☐	2.	Ratification of the appointment of the Company’s independent registered public accounting firm for 2009.	☐	☐	☐

	1g. William B. Harrison, Jr.	☐	☐	☐	3.	Proposal to Amend the Restated Certificate of Incorporation to Limit the Size of the Board to No More Than 18 Directors.	☐	☐	☐

	1h. Harry R. Jacobson, M.D.	☐	☐	☐	The Board of Directors recommends a vote AGAINST Items 4 through 6.		For	Against	Abstain

	1i. William N. Kelley, M.D.	☐	☐	☐	4.	Stockholder Proposal Concerning Special Shareholder Meetings	☐	☐	☐

	1j. Rochelle B. Lazarus	☐	☐	☐	5.	Stockholder Proposal Concerning an Independent Lead Director	☐	☐	☐

	1k. Thomas E. Shenk, Ph.D.	☐	☐	☐	6.	Stockholder Proposal Concerning an Advisory Vote on Executive Compensation	☐	☐	☐

	1l. Anne M. Tatlock 1m. Samuel O. Thier, M.D. 1n. Wendell P. Weeks	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

Please indicate if you plan to attend this meeting.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

							☐ ☐ Yes	☐ ☐ No

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

ADMISSION TICKET

Annual Meeting of Stockholders

Tuesday, April 28, 2009, at 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Follow Raritan Valley Community College signs at Exit 26 on Interstate 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5, which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the Theatre will be available.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

This ticket admits the named Stockholder(s) and one guest.

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MERCK2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD T. CLARK, BRUCE N. KUHLIK and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 28, 2009, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated, and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR Items 1 through 3 and AGAINST Items 4 through 6.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 P.M. ON APRIL 27, 2009.

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)